Exhibit 10.4

Execution Version

Amended and Restated
MANAGEMENT AGREEMENT
by and between
Sonesta International Hotels Corporation
as “MANAGER”

AND
Cambridge TRS, Inc.
as “OWNER”
Dated as of February 27, 2020

Table of Contents

Article I APPOINTMENT OF MANAGER
1.01	Appointment	5
1.02	Management of the Hotel	5
1.03	Services Provided by Manager	4
1.04	Employees	8
1.05	Right to Inspect	8
Article II TERM		9
2.01	Term	9
2.02	Early Termination	9
Article III COMPENSATION OF MANAGER; DISBURSEMENTS		9
3.01	Fees	9
3.02	Disbursements	10
3.03	Timing of Payment	10
Article IV ACCOUNTING, BOOKKEEPING AND BANK ACCOUNTS; WORKING CAPITAL AND OPERATING LOSSES		11
4.01	Accounting, Interim Payment and Annual Reconciliation	11
4.02	Books and Records	12
4.03	Accounts	12
4.04	Annual Operating Projection	12
4.05	Working Capital	13
4.06	Operating Losses	13
Article V REPAIRS, MAINTENANCE AND REPLACEMENTS		13
5.01	Manager’s Maintenance Obligation	13
5.02	Repairs and Maintenance to be Paid from Gross Revenues	14
5.03	Repairs and Maintenance to be Paid by Owner or Landlord	14
5.04	FF&E Reserve Account	15
5.05	Capital Estimate	15
5.06	Additional Requirements	16
5.07	Ownership of Replacements	16
Article VI INSURANCE, DAMAGE, CONDEMNATION, AND FORCE MAJEURE		16
6.01	General Insurance Requirements	16
6.02	Waiver of Subrogation	16
6.03	Risk Management	16
6.04	Damage and Repair	16
6.05	Damage Near End of Term	17
6.06	Condemnation	18
6.07	Partial Condemnation	18
6.08	Temporary Condemnation	18
6.09	Allocation of Award	19
6.10	Effect of Condemnation	19

Article VII TAXES		19
7.01	Real Estate and Personal Property Taxes	19
Article VIII OWNERSHIP OF THE HOTEL		20
8.01	Ownership of the Hotel	20
8.02	No Covenants, Conditions or Restrictions	20
8.03	Liens; Credit	20
8.04	Financing	21
Article IX DEFAULTS		22
9.01	Manager Events of Default	22
9.02	Remedies for Manager Events of Default	22
9.03	Owner Events of Default	24
9.04	Remedies for Owner Events of Default	24
Article X ASSIGNMENT AND SALE		25
10.01	Assignment	25
10.02	Sale of the Hotel	26
10.03	Amendment of the Lease	26
Article XI MISCELLANEOUS		26
11.01	Right to Make Agreement	26
11.02	Actions By Manager	27
11.03	Relationship	27
11.04	Applicable Law	27
11.05	Notices	27
11.06	Environmental Matters	28
11.07	Confidentiality	29
11.08	Projections	29
11.09	Actions to be Taken Upon Termination	29
11.10	Trademarks, Trade Names and Service Marks	31
11.11	Waiver	32
11.12	Partial Invalidity	32
11.13	Survival	32
11.14	Negotiation of Agreement	32
11.15	Entire Agreement	32
11.16	Affiliates	32
11.17	Disputes	33
11.18	Permitted Contests	34
11.19	Estoppel Certificates	36
11.20	Indemnification	35
11.21	Remedies Cumulative	35
11.22	Amendment and Modifications	35
11.23	Claims; Binding Effect; Time of the Essence; Nonrecourse	35
11.24	Counterparts; Headings	36
11.25	No Political Contributions	36
11.26	REIT Qualification	36
11.27	Adverse Regulatory Event	36
11.28	Tax Matters	37
11.29	Third Party Beneficiaries	37

Article XII DEFINITION OF TERMS; CONSTRUCTION		37
12.01	Definition of Terms	37
12.02	Construction	46

Exhibit A    The Site

THIS AMENDED AND RESTATED MANAGEMENT AGREEMENT (this “Agreement”) is executed as of February 27, 2020 (the “Effective Date”), by Cambridge TRS, Inc., a Maryland corporation (“Owner”), and Sonesta International Hotels Corporation, a Maryland corporation (“Manager”).
R E C I T A L S:
A.HPT IHG-2 Properties Trust (“Landlord”) is the owner of fee title to the real property (the “Site”) described on Exhibit A to this Agreement on which certain improvements have been constructed consisting of a building or buildings containing 340 Guest Rooms, and certain other amenities and related facilities (collectively, the “Building”). The Site and the Building, in addition to certain other rights, improvements, and personal property, are referred to as the “Hotel” and more particularly described in the definition in Section 12.01. Pursuant to the Lease, Landlord has leased the Hotel to Owner.

B.Owner and Manager have previously entered into a Management Agreement, dated as of April 23, 2012 (the “Initial Effective Date”), as amended, pursuant to which Owner engaged Manager to manage and operate the Hotel (the “Prior Management Agreement”). Manager and Owner desire to amend and restate the terms and provisions of the Prior Management Agreement in their entirety and replace them with the terms and provisions of this Agreement effective as of 12:01 a.m. on the Effective Date.
NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement and other good and valuable consideration, the receipt of which is hereby acknowledged, Owner and Manager agree as follows:
Article I

APPOINTMENT OF MANAGER

1.01    Appointment. Subject to the provisions of this Agreement, Owner hereby engages Manager to supervise, direct and control the management and operation of the Hotel during the Term. Manager accepts such engagement and agrees to manage and operate the Hotel during the Term in accordance with the terms and conditions of this Agreement. The Hotel shall be known as Sonesta Hilton Head. All capitalized terms shall have the meaning ascribed to them in Article XII.

1.02    Management of the Hotel.
A.The management and operation of the Hotel shall be under the exclusive supervision and control of Manager except as otherwise specifically provided in this Agreement. Manager shall manage and operate the Hotel in an efficient and economical manner consistent with standards prevailing in other hotels in the System, including all activities in connection therewith which are customary and usual to such an operation (provided, however, that if the market area or the physical peculiarities of the Hotel warrant, in the reasonable judgment of Manager, a deviation from such standards shall be permitted (the “Operating Standards”)). Manager shall, in accordance with the System Standards, the Operating Standards and the terms of this Agreement:

1.Recruit, employ, supervise, direct and (when appropriate) discharge the employees at the Hotel.

2.Establish Guest Room rates and prices, rates and charges for services provided in the Hotel.
3.Establish administrative policies and procedures, including policies and procedures for employment, control of revenue and expenditures, maintenance of bank accounts for the purchasing of supplies and services, control of credit, and scheduling of maintenance and verify that the foregoing procedures are operating in a sound manner.
4.Manage expenditures to replenish Inventories and Fixed Asset Supplies, make payments on accounts payable and collect accounts receivable.
5.Arrange for and supervise public relations and advertising and prepare marketing plans.
6.Procure all Inventories and replacement Fixed Asset Supplies.
7.Prepare and deliver Monthly Statements, Annual Operating Statements, Annual Operating Projections, Capital Estimates, Capital Statements and such other information required by this Agreement or as Owner may reasonably request.
8.Plan, execute and supervise repairs, maintenance, alterations and improvements at the Hotel.
9.Provide, or cause to be provided, risk management services relating to the types of insurance required to be obtained or provided by Manager under this Agreement and provide such information related to risk management as Owner may from time to time reasonably request.
10.Obtain and keep in full force and effect, either in its own name or in Owner’s and/or Landlord’s name, as may be required by applicable law, any and all licenses and permits to the extent within the control of Manager (or, if not within the control of Manager, Manager shall use commercially reasonable efforts to obtain and keep same in full force and effect).
11.Reasonably cooperate in a Sale of the Hotel or in obtaining a Mortgage.
12.On behalf of Owner, negotiate, enter into and administer leases, subleases, licenses and concession agreements for all public space at the Hotel (including all retail, office and lobby space and antenna leases on rooftop areas) and administer, comply with and arrange for extensions of any ground lease or common interest realty associations as necessary.
13.On behalf of Owner, negotiate, enter into and administer service contracts and licenses for the operation of the Hotel, including contracts and licenses for health and safety, systems maintenance, electricity, gas, telephone, cleaning, elevator and boiler maintenance, air conditioning maintenance, laundry and dry cleaning, master television service, internet service, use of copyrighted materials (such as music and videos), entertainment and other services as Manager deems advisable.
14.Negotiate, enter into and administer contracts for the use of banquet and meeting facilities and Guest Rooms by groups and individuals.
15.Take reasonable action to collect and institute in its own name or in the name of Owner or the Hotel, in each instance as Manager in its reasonable discretion deems appropriate, legal actions or proceedings to collect charges, rent or other income derived from the operation of the Hotel or to oust or dispossess guests, tenants, members or other persons in possession therefrom, or to cancel or terminate any lease, license or concession agreement for the breach thereof or default thereunder by Owner, licensee or concessionaire.
16.Make representatives available to consult with and advise Owner, at Owner’s reasonable request, concerning policies and procedures affecting the conduct of the business of the Hotel.

17.Collect on behalf of Owner and account for and remit to governmental authorities all applicable excise, sales, occupancy and use taxes or similar governmental charges collected by or at the Hotel directly from guests, members or other patrons, or as part of the sales price of any goods, services or displays, such as gross receipts, admission or similar or equivalent taxes, duties, levies or charges.
18.Keep Owner advised of significant events which occur with respect to the Hotel which might reasonably be expected to have a material adverse effect on the financial performance or value of the Hotel.
19.Perform such other tasks with respect to the Hotel as are customary and consistent with the Operating Standards and the System Standards.
B.Manager shall use commercially reasonable efforts to comply with all Legal Requirements and Insurance Requirements pertaining to its operation of the Hotel.
C.Manager shall use commercially reasonable efforts to obtain and maintain all approvals necessary to use and operate the Hotel in accordance with the System Standards, Operating Standards and Legal Requirements. Owner shall cooperate with Manager and shall (or cause Landlord to) execute all applications and consents reasonably required to be executed by Owner in order for Manager to obtain and maintain such approvals.
D.Manager shall not use, and shall exercise commercially reasonable efforts to prevent the use of, the Hotel and Owner’s Personal Property, if any, for any unlawful purpose. Manager shall not commit, and shall use commercially reasonable efforts to prevent the commission of, any waste at the Hotel. Manager shall not use, and shall use commercially reasonable efforts to prevent the use of, the Hotel in such a manner as will constitute an unlawful nuisance. Manager shall use commercially reasonable efforts to prevent the use of the Hotel in such a manner as might reasonably be expected to impair Owner’s or Landlord’s title thereto or any portion thereof or might reasonably be expected to give rise for a claim or claims for adverse use or adverse possession by the public, or of implied dedication of the Hotel or any portion thereof.
1.03    Services Provided by Manager.
E.Manager shall furnish certain services, from time to time during the Term, which are furnished generally on a central or regional basis to other hotels in the System which are managed by Manager, and which benefit the Hotel as a participant in the System, such as: national sales office services; central operational support for rooms, food and beverage and engineering; central training services; career development; management personnel relocation; central safety and loss prevention services; central advertising and promotion (including direct and image media and advertising administration); consumer affairs to the extent not charged or allocated directly to the Hotel; the national reservations system service and inventory and revenue management services; centralized payroll and accounting services; computer system development, support and operating costs; and central monitoring and management support from “line management” personnel such as area managers.
Other than the charges for the national reservation system services, for which Manager receives the Reservation Fee, the Loyalty Program Fee and the Marketing Program Fee, the charges for the services listed in this Section 1.03.A. shall not be separately compensated and are included in the System Fee.
F.Notwithstanding the foregoing, if after Effective Date it is determined that there are central or regional services which may be furnished for the benefit of hotels in the System or in substitution for services now performed at individual hotels which may be more efficiently or effectively performed on a group basis, Manager shall furnish such services and Owner and

Manager shall reasonably agree on the allocation of the costs thereof to the affected Hotels, which agreement shall be reflected in an approved Annual Operating Projection.
1.04    Employees.
G.All personnel employed at the Hotel shall at all times be the employees of Manager. Subject to the terms of this Agreement, Manager shall have absolute discretion with respect to all personnel employed at the Hotel, including, without limitation, decisions regarding hiring, promoting, transferring, compensating, supervising, terminating, directing and training all employees at the Hotel, and, generally, establishing and maintaining all policies relating to employment; provided Manager shall not enter into any written employment agreements with any person which purport to bind Owner and/or purport to be effective regardless of a termination, without obtaining Owner’s consent. Manager shall comply with all Legal Requirements regarding labor relations; if either Manager or Owner shall be required, pursuant to any such Legal Requirement, to recognize a labor union or to enter into a collective bargaining with a labor union, the party so required shall promptly notify the other party. Manager shall have the authority to negotiate and settle labor union contracts with union employees and union representatives and Manager is authorized to settle labor disputes and administrative claims as may be routinely necessary in the daily management of the Hotel, provided Owner shall be given prompt notice of any negotiations which could reasonably be expected to result in contracts which would bind Owner and shall be provided with any written materials in connection therewith and at least ten (10) days prior to execution of any contract or amendment. Manager shall indemnify Owner and Landlord for all costs and expenses (including reasonable attorneys’ fees) incurred by either of them if either of them are joined in or made party to any suit or cause of action alleging that Manager has failed to comply with all Legal Requirements pertaining to the employment of Manager’s employees at the Hotel.
H.Manager shall have the authority to hire, dismiss or transfer the Hotel’s general manager, provided Manager shall keep Owner reasonably informed with respect to such actions. Upon Owner’s request, Manager will provide the Owner the opportunity to interview general manager candidates before they are hired.
I.Manager shall decide which, if any, of the employees of the Hotel shall reside at the Hotel (provided that Owner’s prior approval shall be obtained if more than two (2) such employees and their immediate families reside at the Hotel), and shall be permitted to provide free accommodations and amenities to its employees and representatives living at or visiting the Hotel in connection with its management or operation consistent with Manager’s usual practices for hotels in the System. No person shall otherwise be given gratuitous accommodations or services without prior approval of Owner and Manager, except in accordance with usual practices of the hotel and travel industry.
J.
1.05    Right to Inspect. Manager shall permit Owner and Landlord and their respective authorized representatives to inspect or show the Hotel during usual business hours upon not less than twenty-four (24) hours’ notice and to make such repairs as Owner and Landlord are permitted or required to make pursuant to the terms of the Lease, provided that any inspection or repair by Owner or Landlord or their representatives shall not unreasonably interfere with the use and operation of the Hotel and further provided that in the event of an emergency as determined by Owner or Landlord in its reasonable discretion, prior notice shall not be required.

Article II
TERM
2.01    Term.
A.The term of this Agreement (the “Term”) shall begin on the Effective Date and shall continue until January 31, 2037 (the “Initial Term”) and, provided there exists no Manager Event of Default, the Term shall thereafter automatically be extended for two (2) successive periods of fifteen (15) years each (each, a “Renewal Term”), unless Manager gives notice of Manager’s decision not to extend on or before the date which is at least twenty-four (24) months prior to the date of the expiration of the Initial Term or first Renewal Term, as the case may be, time being of the essence. If Manager does not extend the Initial Term or the first Renewal Term, as the case may be (i) this Agreement shall automatically terminate at the end of the Term then in effect, and Manager shall have no further option to extend the Term and (ii) during the twenty-four (24) month period prior to the date of the expiration of the Initial Term or any Renewal Term, as the case may be, Owner shall have the right to effect an earlier termination of this Agreement by notice to Manager, which termination shall be effective as of the date which is set forth in such notice, provided that such date shall be at least ninety (90) days after the date of such notice, and such termination shall be in accordance with the provisions of Section 11.09.
B.Each Renewal Term shall commence on the day succeeding the expiration of the Initial Term or the preceding Renewal Term, as the case may be. All of the terms, covenants and provisions of this Agreement shall apply to each Renewal Term, except that the Term shall not be extended beyond January 31, 2067.

2.02    Early Termination. Without limiting either party’s right to terminate this Agreement under any other provision of this Agreement:
A.Owner may terminate this Agreement upon sixty (60) days’ notice to Manager given within thirty (30) days prior to or after January 1 of any Year if the actual amounts paid to Owner as Owner’s Priority during any three (3) Tested Years within the four (4) consecutive Years immediately preceding such January 1 are less than six percent (6%) of Invested Capital, determined annually, in those Tested Years, and such termination shall be in accordance with the provisions of Section 11.09.

Article III
COMPENSATION OF MANAGER; DISBURSEMENTS
3.01    Fees. In consideration of the management services to be performed during the Term, Manager shall be paid the sum of the following:
A.Base Management Fee;
B.Reservation Fee;
C.System Fee;
D.Procurement and Construction Supervision Fee;
E.Loyalty Program Fee;
F.Marketing Program Fee; and
G.Incentive Management Fee.

3.02    Disbursements. Gross Revenues shall be distributed in the following order of priority:
H.First, to pay all Deductions (excluding the Base Management Fee, the Reservation Fee and the System Fee);
I.Second, to Manager, an amount equal to the Base Management Fee, the Reservation Fee and the System Fee;
J.Third, to Owner, an amount equal to Owner’s Priority;
K.Fourth, pari passu, (i) to Owner, in an amount necessary to reimburse Owner for all Owner Working Capital Advances and Owner Operating Loss Advances (collectively, “Owner Advances”) which have not yet been repaid pursuant to this Section 3.02, and (ii) to Manager, in an amount necessary to reimburse Manager for all Additional Manager Advances which have not yet been repaid pursuant to this Section 3.02. If at any time the amounts available for distribution to Owner and Manager pursuant to this Section 3.02 are insufficient (a) to repay all outstanding Owner Advances, and (b) all outstanding Additional Manager Advances, then Owner and Manager shall be paid from such amounts the amount obtained by multiplying a number equal to the amount of the funds available for distribution by a fraction, the numerator of which is the sum of all outstanding Owner Advances, or all outstanding Additional Manager Advances, as the case may be, and the denominator of which is the sum of all outstanding Owner Advances plus the sum of all outstanding Additional Manager Advances;
L.Fifth, to the FF&E Reserve Account, an amount equal to the FF&E Reserve Deposit;
M.Sixth, to Manager, an amount equal to the Incentive Management Fee; and
N.Finally, to Owner, the Owner’s Residual Payment.

3.03    Timing of Payments.
A.Payment of the Deductions, excluding the Base Management Fee, the Reservation Fee and the System Fee, shall be made in the ordinary course of business. The Base Management Fee, the Reservation Fee, the System Fee, the Owner’s Priority, the FF&E Reserve Deposit, the Incentive Management Fee and the Owner’s Residual Payment shall be paid on or before the twentieth (20th) day after close of each calendar month, based upon Gross Revenues or Gross Room Revenues, as the case may be, as reflected in the Monthly Statement for such month. The Owner’s Priority shall be determined based upon Invested Capital most recently reported to Manager by Owner. If any installment of the Base Management Fee, the Reservation Fee, the System Fee or the Owner’s Priority is not paid when due, it shall accrue interest at the Interest Rate. Calculations and payments of the FF&E Reserve Deposit, the Incentive Management Fee and/or the Owner’s Residual Payment with respect to each calendar month within a calendar year shall be accounted for cumulatively based upon the year-to-date Operating Profit as reflected in the Monthly Statement for such calendar month and shall be adjusted to reflect distributions for prior calendar months in such year. Additional adjustments to all payments will be made on an annual basis based upon the Annual Operating Statement for the Year and any audit conducted pursuant to Section 4.02.B.
B.Subject to Section 3.03.C, if the portion of Gross Revenues to be distributed to Manager or Owner pursuant to Section 3.02 is insufficient to pay amounts then due in full, any amounts left unpaid shall be paid from and to the extent of Gross Revenues available therefor at the time distributions are made in successive calendar months until such amounts are paid in full, together with interest thereon, if applicable, and such payments shall be made from such available Gross Revenues in the same order of priority as other payments made on account of such items in successive calendar months.

C.Other than with respect to Reimbursable Advances, calculations and payments of the fees and other payments in Section 3.02 and distributions of Gross Revenues within a Year shall be accounted for cumulatively within a Year, but shall not be cumulative from one Year to the next. Calculations and payments of Reimbursable Advances shall be accounted for cumulatively within a Year and shall be cumulative from one Year to the next.

Article IV
ACCOUNTING, BOOKKEEPING AND BANK ACCOUNTS; WORKING CAPITAL AND OPERATING LOSSES
4.01    Accounting, Interim Payment and Annual Reconciliation.
A.Within fifteen (15) days after the close of each calendar month, Manager shall deliver an accounting (the “Monthly Statement”) to Owner showing Gross Revenues, Gross Room Revenues, occupancy percentage and average daily rate, Deductions, Operating Profit, and applications and distributions thereof for the preceding calendar month and year-to-date.
B.Within forty-five (45) days after the end of each Year, Manager shall deliver to Owner and Landlord a statement (the “Annual Operating Statement”) in reasonable detail summarizing the operations of the Hotel for the immediately preceding Year and an Officer’s Certificate setting forth the totals of Gross Revenues, Deductions, and the calculation of the Incentive Management Fee and Owner’s Residual Payment for the preceding Year and certifying that such Annual Operating Statement is true and correct. Manager and Owner shall, within ten (10) Business Days after Owner’s receipt of such statement, make any adjustments, by cash payment, in the amounts paid or retained for such Year as are required because of variances between the Monthly Statements and the Annual Operating Statement. Any payments shall be made together with interest at the Interest Rate from the date such amounts were due or paid, as the case may be, until paid or repaid. The Annual Operating Statement shall be controlling over the Monthly Statements and shall be final, subject to adjustments required as a result of an audit requested by Owner or Landlord pursuant to Section 4.02.B.
C.1. In addition, Manager shall provide such information relating to the Hotel and public information relating to Manager and its Affiliates that (a) may be reasonably required in order for Landlord, Owner or SVC, to prepare financial statements in accordance with GAAP or to comply with applicable securities laws and regulations and the SEC’s interpretation thereof, (b) may be reasonably required for Landlord, Owner or SVC, as applicable, to prepare federal, state or local tax returns, or (c) is of the type that Manager customarily prepares for other hotel owners. The foregoing does not constitute an agreement by Manager either to join Landlord, Owner or SVC, as applicable, in a filing with or appearance before the SEC or any other regulatory authority or to take or consent to any other action which would cause Manager to be liable to any third party for any statement or information other than those statements incorporated by reference pursuant to clause (a) above.
1.Owner may at any time, and from time to time, provide copies of any of the statements furnished under this Section 4.01 to any Person which has made or is contemplating making a Mortgage, or a prospective purchaser in connection with a Sale of the Hotel, subject to such Person entering into a confidentiality agreement with Manager as Manager may reasonably require.
2.In addition, Owner or Landlord shall have the right, from time to time at Owner’s or Landlord’s as the case may be, sole cost and expense, upon reasonable notice, during Manager’s customary business hours, to cause Manager’s books and records with respect to the Hotel to be audited by auditors selected by Owner or Landlord, as applicable, at the place or places where such books and records are customarily kept.

4.02    Books and Records.
D.Books of control and account pertaining to operations at the Hotel shall be kept on the accrual basis and in all material respects in accordance with the Uniform System of Accounts and with GAAP (provided that, to the extent of a conflict, GAAP shall control over the Uniform System of Accounts), or in accordance with such industry standards or such other standards with which Manager is required to comply from time to time, with the exceptions, if any, provided in this Agreement, to the extent applicable which will accurately record the Gross Revenues and the application thereof. Manager shall retain, for at least three (3) years after the expiration of each Year, reasonably adequate records showing Gross Revenues and the application thereof for such Year. The provisions of this Section 4.02.A shall survive termination.
E.Owner and Landlord may at reasonable intervals during Manager’s normal business hours, examine such books and records including, without limitation, supporting data and sales and excise tax returns. If Owner or Landlord desires, at its own expense, to audit, examine, or review the Annual Operating Statement, it shall notify Manager in writing within one (1) year after receipt of such statement of its intention to audit and begin such audit within such one (1) year after Manager’s receipt of such notice. Owner or Landlord, as the case may be, shall use commercially reasonable efforts to complete such audit as soon as practicable after the commencement thereof, subject to reasonable extension if Landlord’s or Owner’s accountant’s inability to complete the audit within such time is caused by Manager. If neither Landlord nor Owner makes such an audit, then such statement shall be deemed to be conclusively accepted by Owner as being correct, and neither Landlord nor Owner shall have any right thereafter, except in the event of fraud by Manager, to question or examine the same. If any audit by Owner or Landlord discloses an understatement or overpayment of any net amounts due Owner or Manager, Manager shall promptly after completion of the audit, render a statement to Owner and Landlord setting forth the adjustments required to be made to the distributions under Section 3.02 for such Year as a result of such audit and Owner and Manager, as the case may be, shall make any additional payments required to comply with such revised statement together with interest at the Interest Rate from the date when due or overpaid. Any dispute concerning the correctness of an audit shall be settled by arbitration. Manager shall pay the cost of any audit revealing understatement of Operating Profit by more than three percent (3%), and such amount shall not be a Deduction. The provisions of this Section 4.02.B shall survive termination.
4.03    Accounts. All funds derived from the operation of the Hotel shall be deposited by Manager in a bank account(s) in a bank designated by Manager. Withdrawals from such accounts shall be made solely by representatives of Manager whose signatures have been authorized. Reasonable petty cash shall be maintained at the Hotel.
4.04    Annual Operating Projection. Manager shall furnish to Owner for its review and comment, at least sixty (60) days prior to the beginning of each Year, a statement of the estimated financial results of the operation of the Hotel for the forthcoming Year (“Annual Operating Projection”). Such projection shall project the estimated Gross Revenues, Deductions, and Operating Profit. Manager agrees to make qualified personnel from Manager’s staff available to explain such Annual Operating Projections, at Owner’s request. Manager will at all times give good faith consideration to Owner’s suggestions regarding any Annual Operating Projection. Manager shall thereafter submit to Owner, by no later than January 2nd of such Year, a modified Annual Operating Projection if any changes are made following receipt of comments from Owner. Manager shall endeavor to adhere to the Annual Operating Projection. It is understood, however, that the Annual Operating Projection is an estimate only and that unforeseen circumstances including the costs of labor, material, services and supplies, casualty, operation of law, or economic and market conditions may make adherence to the Annual Operating Projection impracticable, and Manager shall be entitled to depart therefrom due to causes of the foregoing nature; provided, however, that nothing herein shall be deemed to authorize Manager to take any action prohibited by this Agreement or to reduce Manager’s other rights or obligations hereunder.
4.05    Working Capital. On the Initial Effective Date, Owner advanced to Manager, as Working Capital, an amount equal to $1,500 multiplied by the number of Guest Rooms. On the Effective Date, Owner agrees to advance to Manager, as Working Capital, an additional amount equal to $500 multiplied by the number of Guest Rooms. Upon notice from Manager, Owner shall have the right, without any obligation and in its sole discretion, to advance additional funds necessary to maintain Working Capital (“Additional Working Capital”) at levels determined by Manager to be reasonably necessary to satisfy the needs of the Hotel as its operation may from time to time require within ten (10) Business Days of such request. Any such request by Manager shall be accompanied by a reasonably detailed explanation of the reasons for the request. If Owner does not advance such Additional Working Capital, Manager shall have the right, without any obligation and in its sole discretion, to fund Additional Working Capital within ten (10) Business Days after such initial ten (10) day period. All such advances shall be Owner Working Capital Advances or Additional Manager Advances, as applicable. If neither party elects to fund Additional Working Capital, Manager may elect, by notice to Owner given within thirty (30) days thereafter, to terminate this Agreement, which termination shall be effective thirty (30) days after the date such notice is given; upon such termination, Owner shall pay Manager the Termination Fee, within sixty (60) days of the effective date of termination, as liquidated damages and in lieu of any other remedy of Manager at law or in equity, and such termination shall otherwise be in accordance with the provisions of Section 11.09.
4.06    Operating Losses. To the extent there is an Operating Loss for any calendar month, Owner shall have the right, without any obligation and in its sole discretion, to fund such Operating Loss within twenty (20) days after Manager has delivered notice thereof to Owner and any Operating Loss funded by Owner shall be a “Owner Operating Loss Advance.” If Owner does not fund such Operating Loss, Manager shall have the right, without any obligation and in its sole discretion, to fund such Operating Loss within twenty (20) days after such initial twenty (20) day period, and any Operating Loss so funded by Manager shall be an Additional Manager Advance. If neither party elects to fund such Operating Loss, Manager may elect, by notice to Owner given within thirty (30) days thereafter, to terminate this Agreement, which termination shall be effective thirty (30) days after the date such notice is given; upon such termination, Owner shall pay Manager the Termination Fee, within sixty (60) days of the effective date of termination, as liquidated damages and in lieu of any other remedy of Manager at law or in equity and such termination shall otherwise be in accordance with the provisions of Section 11.09.

Article V
REPAIRS, MAINTENANCE AND REPLACEMENTS
5.01    Manager’s Maintenance Obligation. Manager shall maintain the Hotel, including all private roadways, sidewalks and curbs located thereon, in good order and repair, reasonable wear and tear excepted, and in conformity with Legal Requirements, Insurance Requirements, System Standards and any Existing CC&Rs or Future CC&Rs. Manager shall promptly make or cause to be made all necessary and appropriate repairs, replacements, renewals, and additions thereto of every kind and nature, whether interior or exterior, structural or nonstructural, ordinary or extraordinary, foreseen or unforeseen or arising by reason of a condition existing prior to the commencement of the Term. All repairs, renovations, alterations, improvements, renewals, replacements or additions shall be made in a good, workmanlike manner, consistent with Manager’s and industry standards for like hotels in like locales, in accordance with all applicable federal, state and local statutes, ordinances, by‑laws, codes, rules and regulations relating to any such work. Manager shall not take or omit to take any action, with respect to the Hotel the taking or omission of which would materially and adversely impair the value of the Hotel or any part thereof for its use as a hotel. The cost and expense incurred in connection with Manager’s obligations hereunder shall be paid either from Gross Revenues or Working Capital or from funds provided by Owner or Landlord, as the case may be.
5.02    Repairs and Maintenance to be Paid from Gross Revenues. Manager shall promptly make or cause to be made, such routine maintenance, repairs and minor alterations as it determines are necessary to comply with Manager’s obligations under Section 5.01. The phrase “routine maintenance, repairs, and minor alterations” shall include only those which are normally expensed under GAAP. The cost of such maintenance, repairs and alterations shall be paid from Gross Revenue or Working Capital.
5.03    Repairs and Maintenance to be Paid by Owner or Landlord. To the extent funds are available in the FF&E Reserve Account or are provided by Owner or Landlord under Section 5.05, Manager shall promptly make or cause to be made, all of the items listed below as are necessary to comply with Manager’s obligations under Section 5.01:
1.Replacements, renewals and additions related to the FF&E;
2.Routine or non‑major repairs, renovations, renewals, additions, alterations, improvements or replacements and maintenance which are normally capitalized (as opposed to expensed) under GAAP, such as exterior and interior repainting; resurfacing building walls, floors, roofs and parking areas; and replacing folding walls and the like (but which are not major repairs, alterations, improvements, renewals, replacements, or additions to the Hotel’s structure, roof, or exterior façade, or to its mechanical, electrical, heating, ventilating, air conditioning, plumbing or vertical transportation systems); and
3.Major repairs, renovations, additions, alterations, improvements, renewals or replacements to the Hotel including, without limitation, with respect to its structure, roof, or exterior façade, and to its mechanical, electrical, heating, ventilating, air conditioning, plumbing or vertical transportation systems.
In consideration for Manager’s services under this Section 5.03, Manager shall receive the Procurement and Construction Supervision Fee which shall be included in related draws from the FF&E Reserve as amounts generating such fees are paid. The documentation of draws from the FF&E Reserve shall separately reflect the corresponding Procurement and Construction Supervision Fee.

5.04    FF&E Reserve Account.

A.
Manager shall establish an interest bearing account, in Owner’s name, in a bank designated by Manager (and approved by Owner, such approval not to be unreasonably withheld), into which all FF&E Reserve Deposits shall be paid (the “FF&E Reserve Account”). Funds on deposit in the FF&E Reserve Account (the “FF&E Reserves”) shall not be commingled with any other funds without Owner’s consent.

B.
So long as no Manager Event of Default shall have occurred, the FF&E Reserves may be applied by Manager, without the consent of Owner, only to the payment of any capital expenditure in an approved Capital Estimate; provided, not more than Twenty Five Thousand Dollars ($25,000) may be expended by Manager in a given year for any single item to be charged against any discretionary or contingency line item in a Capital Estimate without the prior written consent of Owner, which consent shall not be unreasonably withheld, conditioned or delayed.

C.
In addition to the FF&E Reserve Deposit, other than Owner’s or Manager’s personal property, all materials or FF&E which are scrapped or removed in connection with the making of any major or non-major repairs, renovation, additions, alterations, improvements, removals or replacements shall be disposed of by Manager and the net proceeds thereof shall be deposited into the FF&E Reserve Account and not included in Gross Revenues.

D.
Manager shall be the only Party entitled to withdraw funds from the FF&E Reserve Account unless and until a Manager Event of Default shall occur. Following the occurrence of a Manager Event of Default, Manager shall not have the right to withdraw funds from the FF&E Reserve Account without Owner’s prior written consent.

E.
Upon the expiration or earlier termination of the Term, Manager shall disburse to Owner or Landlord, or as Owner or Landlord shall direct, all remaining FF&E Reserves after payments of all expenses on account of capital expenditures incurred by Manager pursuant to an approved Capital Estimate during the Term in accordance with this Agreement.

5.05    Capital Estimate.

A.
Manager shall prepare and deliver to Owner and Landlord for their review and approval, at the same time the Annual Operating Projection is submitted, an estimate for the Hotel of the capital expenditures necessary during the forthcoming Year for replacements, renewals, and additions to the FF&E of the Hotel and repairs, renovations, additions, alterations, improvements, renewals or replacements to the Hotel of the nature described in Section 5.03 (a “Capital Estimate”). Manager agrees to make qualified personnel from Manager’s staff available to explain each Capital Estimate, at Owner’s request. Failure of Owner or Landlord to approve or disapprove a Capital Estimate within twenty (20) Business Days after receipt of all information and materials requested by Owner or Landlord in connection therewith shall be deemed to constitute approval.

B.
If any dispute shall arise with respect to the approval by either Owner or Landlord of a Capital Estimate, Manager shall meet with Owner and Landlord to discuss the objections, and Manager, Owner and Landlord shall attempt in good faith to resolve any disagreement relating to the Capital Estimate. If after sixty (60) days such disagreement has not been resolved, any party may submit the issue to arbitration.

C.
If at any time the FF&E Reserves shall be insufficient to fund capital expenditures which are set forth in the approved Capital Estimate, Manager shall give Owner and Landlord written notice thereof, which notice shall not be given more often than monthly and shall set forth, in reasonable detail, the nature of the required expenditure, the estimated cost thereof (including the amount which is in excess of the then FF&E Reserves) and such other information with respect thereof as Owner or Landlord may reasonable require. Provided that no Manager Event of Default then exists, and Manager shall otherwise comply with the provisions of Section 5.06, as applicable, Owner shall, within ten (10) Business Days after such notice is given, deposit (or shall cause Landlord to deposit) into the FF&E Reserve Account such funds as are required to fund the amounts set forth in such notice and necessary to fund such capital expenditures in an approved Capital Estimate. Invested Capital shall be adjusted for funds deposited by Owner or Landlord in the FF&E Reserve Account pursuant to this Section 5.05 effective as of the date such funds are deposited.

B.A failure or refusal by Owner or Landlord to provide the additional funds required under an approved Capital Estimate (including after resolution by arbitration, if applicable) shall entitle Manager, at its option, to notify Owner and Landlord that Manager will terminate this Agreement. If Owner or Landlord does not make the funds available within thirty (30) days after receipt of such notice of intent to terminate, Manager may, without obligation and in its sole discretion, fund all or a portion of the amounts required and any amounts funded by Manager shall constitute an Additional Manager Advance, or elect to terminate this Agreement by notice to Owner given within thirty (30) days thereafter and this Agreement shall terminate as of the date that is one hundred eighty (180) days after the date of Owner’s receipt of Manager’s notice; upon such termination, Owner shall pay Manager the Termination Fee, within sixty (60) days of the effective date of termination, as liquidated damages and in lieu of any other remedy of

Manager at law or in equity and such termination shall otherwise be in accordance with the provisions of Section 11.09.
5.06    Additional Requirements.

A.
All expenditures from the FF&E Reserves or other amounts funded pursuant to the Capital Estimate shall be (as to both the amount of each such expenditure and the timing thereof) both reasonable and necessary given the objective that the Hotel will be maintained and operated to a standard comparable to competitive properties and in accordance with the System Standards.

B.
Manager shall provide to Owner and Landlord within twenty (20) days after the end of each calendar month, a statement (“Capital Statement”) setting forth, on a line item basis, expenditures made to date and any variances or anticipated variances and/or amendments from the applicable Capital Estimate.

C.
Owner and Landlord may not withhold their approval of a Capital Estimate with respect to such items as are (1) required in order for the Hotel to comply with System Standards, except during the last two (2) years of the Term, during which time approval may be withheld in Owner’s or Landlord’s discretion; or (2) required by reason of or under any Insurance Requirement or Legal Requirement, or otherwise required for the continued safe and orderly operation of the Hotel.

5.07    Ownership of Replacements. All repairs, renovations, additions, alterations, improvements, renewals or replacements made pursuant to this Agreement and all FF&E Reserves, shall, except as otherwise provided in this Agreement, be the property of Landlord or Owner, as applicable, as provided under the Lease.

Article VI
INSURANCE, DAMAGE, CONDEMNATION, AND FORCE MAJEURE
6.01    General Insurance Requirements. Manager shall, at all times during the Term, keep (or cause to be kept) the Hotel and all property located therein or thereon, insured against the risks, including business interruption, and in such amounts as Owner and Manager shall agree and as may be commercially reasonable. Any disputes regarding such matters not resolved by the parties within ten (10) Business Days (which period may be extended upon mutual agreement of the parties) shall be resolved by arbitration.
6.02    Waiver of Subrogation. Owner and Manager agree that (insofar as and to the extent that such agreement may be effective without invalidating or making it impossible to secure insurance coverage from responsible insurance companies doing business in the State) with respect to any property loss which is covered by insurance then being carried by Owner or Manager, the party carrying such insurance and suffering said loss releases the others of and from any and all claims with respect to such loss; and they further agree that their respective insurance companies (and, if Owner or Manager shall self insure in accordance with the terms hereof, Owner or Manager, as the case may be) shall have no right of subrogation against the other on account thereof, even though extra premium may result therefrom. If any extra premium is payable by Manager as a result of this provision, Owner shall not be liable for reimbursement to Manager for such extra premium.
6.03    Risk Management. Manager shall be responsible for the provision of risk management oversight at the Hotel.
6.04    Damage and Repair.
A.If, during the Term, the Hotel shall be totally or partially destroyed and the Hotel is thereby rendered Unsuitable for Its Permitted Use, (1) Manager may terminate this Agreement by sixty (60) days notice to Owner and Landlord, or (2) Owner may terminate this Agreement by sixty (60) days notice to

Manager and Landlord, whereupon, this Agreement, shall terminate and Landlord shall be entitled to retain the insurance proceeds payable on account of such damage.
B.If, during the Term, the Hotel is damaged or destroyed by fire, casualty or other cause but is not rendered Unsuitable for Its Permitted Use, subject to Sections 6.04.C and 6.04.D, Manager shall cause the Hotel to be repaired and restored, in compliance with all Legal Requirements and Insurance Requirements and so that the Hotel shall be, to the extent practicable, substantially equivalent in value and general utility to its general utility and value immediately prior to such damage or destruction and in compliance with System Standards in consideration of the Procurement and Construction Supervision Fee.
C.
1.If the cost of the repair or restoration of the Hotel is less than the sum of the amount of insurance proceeds received by Owner and Landlord plus the deductible amount, Owner shall (or shall cause Landlord to) make the funds necessary to cause the Hotel to be repaired and restored available to Manager.
2.If the amount of insurance proceeds received by Landlord and Owner plus the deductible amount, is less than the cost of the repair or restoration of the Hotel, Manager shall give notice to Owner and Landlord setting forth the deficiency in reasonable detail. Owner shall have the right, without any obligation and in its sole discretion, to fund the deficiency and shall give Manager and Landlord notice within twenty (20) days after notice from Manager. If Owner elects not to fund the deficiency, Landlord shall have the right, without obligation and in its sole discretion, to fund the deficiency and shall give Manager and Owner notice within twenty (20) days after notice from Owner. If neither Landlord nor Owner elect to fund the deficiency, this Agreement shall terminate and Landlord shall be entitled to retain the insurance proceeds payable on account of such damage.
D.If Owner is required or if Owner or Landlord elects to make the funds necessary to cause the Hotel to be repaired and restored available to Manager, Owner shall (or shall cause Landlord to) advance the insurance proceeds and any additional amounts payable by Owner or Landlord to Manager regularly during the repair and restoration period. Any such advances shall be made not more frequently than monthly within ten (10) Business Days after Manager submits to Owner a written requisition and substantiation therefor on AIA Forms G702 and G703 (or on such other form or forms as may be reasonably acceptable to Owner and Landlord). Owner or Landlord may condition advancement of the insurance proceeds and other amounts on (i) the absence of an event of default under the Lease, (ii) approval of plans and specifications of an architect satisfactory to Landlord and Owner (which approval shall not be unreasonably withheld or delayed), (iii) general contractors’ estimates, (iv) architect’s certificates, (v) unconditional lien waivers of general contractors, if available, (vi) evidence of approval by all governmental authorities and other regulatory bodies whose approval is required and (vii) such other certificates as Landlord and Owner may, from time to time, reasonably require.
E.All business interruption insurance proceeds shall be paid to Manager and included in Gross Revenues. Any casualty which does not result in a termination of this Agreement shall not excuse the payment of sums due to Owner hereunder.
F.Manager hereby waives any statutory rights of termination which may arise by reason of any damage to or destruction of the Hotel.
6.05    Damage Near End of Term. Notwithstanding any provisions of Section 6.04 to the contrary, if damage to or destruction of the Hotel occurs during the last twelve (12) months of the Term (including any exercised Renewal Term) and if such damage or destruction cannot reasonably be expected to be fully repaired and restored prior to the date that is nine (9) months prior to the end of the Term (including any exercised Renewal Term), the provisions of Section 6.04.A shall apply as if the Hotel had been totally or partially destroyed and rendered Unsuitable for Its Permitted Use.
6.06    Condemnation. If, during the Term, either the whole of the Hotel shall be taken by Condemnation, or a partial Condemnation renders the Hotel Unsuitable for Its Permitted Use, this Agreement shall terminate and Owner and Landlord shall seek the Award for their interests in the Hotel as provided in the Lease. In addition, Manager shall have the right to initiate such proceedings as it deems advisable to recover any damages to which Manager may be entitled; provided, however, that Manager shall be entitled to retain any Award it may obtain through such proceedings which are conducted separately from those of Owner and Landlord only if such Award does not reduce the Award otherwise available to Owner and Landlord. Any Award received by any Mortgagee under a Mortgage on the Hotel shall be deemed to be an award of compensation received by Landlord.
6.07    Partial Condemnation. If, during the Term, there is a partial Condemnation but the Hotel is not rendered Unsuitable for Its Permitted Use, subject to Section 6.07.A and 6.07.B, Manager shall cause the untaken portion of the Hotel to be repaired and restored, in compliance with all Legal Requirements and Insurance Requirements and so that the untaken portion of the Hotel shall constitute a complete architectural unit of the same general character and condition, to the extent practicable, as the Hotel immediately prior to such partial Condemnation and in compliance with System Standards in consideration of the Procurement and Construction Supervision Fee.
G.If the amount of the Award is less than the cost of the repair and restoration of the Hotel, Manager shall give notice to Owner and Landlord setting forth the deficiency in reasonable detail. Owner shall have the right without any obligation and in its sole discretion, to fund the deficiency and shall give Manager and Landlord notice within twenty (20) days after notice from Manager. If Owner elects not to fund the deficiency, Landlord shall have the right without obligation and in its sole discretion, to fund the deficiency and shall give Manager and Owner notice within twenty (20) days after notice from Owner. If neither Landlord nor Owner elect to fund the deficiency, this Agreement shall terminate and Owner and Landlord shall be entitled to retain the Award.
H.If Owner or Landlord elects to make the funds necessary to cause the Hotel to be repaired and restored available to Manager, Owner shall (or shall cause Landlord to) advance the Award and any additional amounts payable by Owner or Landlord to Manager regularly during the repair and restoration period. Any such advances shall be made not more frequently than monthly within ten (10) Business Days after Manager submits to Owner a written requisition and substantiation therefor on AIA Forms G702 and G703 (or on such other form or forms as may be reasonably acceptable to Owner and Landlord). Owner or Landlord may condition advancement of the insurance proceeds and other amounts on (i) the absence of an event of default under the Lease, (ii) approval of plans and specifications of an architect satisfactory to Landlord and Owner (which approval shall not be unreasonably withheld or delayed), (iii) general contractors’ estimates, (iv) architect’s certificates, (v) unconditional lien waivers of general contractors, if available, (vi) evidence of approval by all governmental authorities and other regulatory bodies whose approval is required and (vii) such other certificates as Landlord and Owner may, from time to time, reasonably require.
6.08    Temporary Condemnation. In the event of any temporary Condemnation of the Hotel or Owner’s interest therein, this Agreement shall continue in full force and effect. The entire amount of any Award made for such temporary Condemnation allocable to the Term, whether paid by way of damages, rent or otherwise, shall be paid to Manager and shall constitute Gross Revenues. A Condemnation shall be deemed to be temporary if the period of such Condemnation is not expected to, and does not, exceed twelve (12) months.

6.09    Allocation of Award. Except as provided in Sections 6.06, 6.08 and this Section 6.09, the total Award shall be solely the property of and payable to Landlord. Any portion of the Award made for the taking of Owner’s leasehold interest in the Hotel, loss of business, the taking of Owner’s Personal Property, or Owner’s removal and relocation expenses shall be the sole property of, and payable to, Owner. Any portion of the Award made for the taking of Manager’s interest in the Hotel or Manager’s loss of business during the remainder of the Term shall be the sole property of, and payable to, Manager, subject to the provisions of Section 6.06. In any Condemnation proceedings, Landlord, Owner, and Manager shall each seek its own Award in conformity herewith, at its own expense.
6.10    Effect of Condemnation. Any Condemnation which does not result in a termination of this Agreement in accordance with its terms with respect to the Hotel shall not excuse the payment of sums due to Owner hereunder with respect to the Hotel and this Agreement shall remain in full force and effect.

Article VII
TAXES
7.01    Real Estate and Personal Property Taxes.
A.Subject to Section 11.18 relating to permitted contests, Manager shall pay, from Gross Revenues, all Impositions with respect to the Hotel, before any fine, penalty, interest or cost (other than any opportunity cost as a result of a failure to take advantage of any discount for early payment) may be added for non-payment, such payments to be made directly to the taxing authorities where feasible, and shall promptly, upon request, furnish to Landlord and Owner copies of official receipts or other reasonably satisfactory proof evidencing such payments. If any such Imposition may, at the option of the taxpayer, lawfully be paid in installments (whether or not interest shall accrue on the unpaid balance of such Imposition), Manager may exercise the option to pay the same (and any accrued interest on the unpaid balance of such Imposition) in installments and, in such event, shall pay such installments during the Term as the same become due and before any fine, penalty, premium, further interest or cost may be added thereto. Manager shall, upon request, provide such data as is maintained by Manager with respect to the Hotel as may be necessary to prepare any required returns and reports by Owner or Landlord.
Owner shall give, and will use reasonable efforts to cause Landlord to give, copies of official tax bills and assessments which it may receive with respect to the Hotel and prompt notice to Owner and Manager of all Impositions payable by Owner under the Lease of which Owner or Landlord, as the case may be, at any time has knowledge; provided, however, that Landlord’s or Owner’s failure to give any such notice shall in no way diminish Manager’s obligation hereunder to pay such Impositions (except that Owner or Landlord, as applicable, shall be responsible for any interest or penalties incurred as a result of Landlord’s or Owner’s, as applicable, failure promptly to forward the same).
B.Notwithstanding anything herein to the contrary, each of Owner and Manager shall pay from its own funds (and not from Gross Revenues of the Hotel) any franchise, corporate, estate, inheritance, succession, capital levy or transfer tax imposed on Owner or Manager, as applicable, or any income tax imposed (but not gross receipt or general excise taxes) on any income of Owner or Manager (including distributions pursuant to Article III).

Article VIII
OWNERSHIP OF THE HOTEL
8.01    Ownership of the Hotel.
A.Owner and Landlord hereby covenant that neither will hereafter impose or consent to the imposition of any liens, encumbrances or other charges, except as follows:
1.easements or other encumbrances that do not adversely affect the operation of the Hotel by Manager and that are not prohibited pursuant to Section 8.02;
2.Mortgages and related security instruments;
3.liens for taxes, assessments, levies or other public charges not yet due or due but not yet payable; or
4.equipment leases for office equipment, telephone, motor vehicles and other property approved by Manager.
B.Subject to liens permitted by Section 8.01.A, Owner and Landlord covenant that, so long as there then exists no Manager Event of Default, Manager shall quietly hold, occupy and enjoy the Hotel throughout the Term free from hindrance, ejection or molestation by Owner or Landlord or other party claiming under, through or by right of Owner or Landlord. Owner agrees to pay and discharge any payments and charges and, at its expense, to prosecute all appropriate actions, judicial or otherwise, necessary to assure such free and quiet occupation as set forth in the preceding sentence.
8.02    No Covenants, Conditions or Restrictions.
C.Owner and Landlord agree that during the Term, any covenants, conditions or restrictions, including reciprocal easement agreements or cost‑sharing arrangements affecting the Site or Hotel (collectively “Future CC&Rs”) which would (i) prohibit or limit Manager from operating the Hotel in accordance with System Standards, including related amenities of the Hotel; (ii) allow the Hotel facilities (for example, parking spaces) to be used by persons other than guests, invitees or employees of the Hotel; (iii) allow the Hotel facilities to be used for specified charges or rates that have not been approved by Manager; or (iv) subject the Hotel to exclusive arrangements regarding food and beverage operation or retail merchandise, will not be entered into unless Manager has given its prior written consent thereto, which consent shall not be unreasonably withheld, conditioned or delayed. Manager hereby consents to any easements, covenants, conditions or restrictions, including without limitation any reciprocal easement agreements or cost-sharing agreements, existing as of the Initial Effective Date (collectively, the “Existing CC&Rs”).
D.All financial obligations imposed on Owner or on the Hotel pursuant to any Future CC&Rs for which Manager’s consent was required under Section 8.02.A, but not obtained, shall be paid by Owner.
E.Manager shall manage, operate, maintain and repair the Hotel in compliance with all obligations imposed on Owner, Landlord or the Hotel pursuant to any Existing CC&Rs or Future CC&Rs (unless Manager’s consent was required under Section 8.02.A, but not obtained) to the extent such Existing CC&Rs and Future CC&Rs relate to the management, operation, maintenance and repair of the Hotel.
8.03    Liens; Credit. Manager and Owner shall use commercially reasonable efforts to prevent any liens from being filed against the Hotel which arise from any maintenance, repairs, alterations, improvements, renewals or replacements in or to the Hotel. Manager and Owner shall cooperate, and Owner shall cause

Landlord to cooperate, in obtaining the release of any such liens. In no event shall any party borrow money in the name of, or pledge the credit of, any other party. Manager shall not allow any lien to exist with respect to its interest in this Agreement.
Subject to encumbrances permitted under Section 8.01, Manager shall not, to the extent funds to pay the same are available or provided on a timely basis as required hereunder, directly or indirectly, create or allow to remain and shall promptly discharge any lien, encumbrance, attachment, title retention agreement or claim upon the Hotel, except (a) existing liens for those taxes of Landlord which Manager is not required to pay hereunder, (b) liens for Impositions or for sums resulting from noncompliance with Legal Requirements so long as (i) the same are not yet due and payable, or (ii) are being contested in accordance with Section 11.18, (c) liens of mechanics, laborers, materialmen, suppliers or vendors incurred in the ordinary course of business that are not yet due and payable or are for sums that are being contested in accordance with Section 11.18 and (d) any Mortgages or other liens which are the responsibility of Landlord.
8.04    Financing. Landlord shall be entitled to encumber the Hotel with a Mortgage on commercially reasonable terms and in such event, Landlord, Owner and Manager shall be required to execute and Landlord agrees to require Mortgagee to execute and deliver an instrument (a “Subordination Agreement”) which shall be recorded in the jurisdiction where the Hotel is located, which provides:
(i)This Agreement and any extensions, renewals, replacements or modifications thereto, and all right and interest of Manager in and to the Hotel, shall be subject and subordinate to the Mortgage; and
(ii)If there is a foreclosure of the Mortgage in connection with which title or possession of such Hotel is transferred to the Mortgagee (or its designee) or to a purchaser at foreclosure or to a subsequent purchaser from the Mortgagee (or from its designee) (each of the foregoing, a “Subsequent Holder”), Manager shall not be disturbed in its rights under this Agreement, so long as (a) no Manager Event of Default (beyond the applicable notice and cure period, if any) has occurred thereunder which entitles Owner to terminate this Agreement, and (b) the Lease has not been terminated as a result of a monetary default which arises from acts or failure to act by Manager pursuant to this Agreement, provided, however, that such Subsequent Holder shall not be (a) liable in any way to Manager for any act or omission, neglect or default of the prior Landlord or Owner (b) responsible for any monies owing or on deposit with any prior Landlord or Owner to the credit of Manager (except to the extent actually paid or delivered to such Subsequent Holder), (c) subject to any counterclaim or setoff which theretofore accrued to Manager against any prior Landlord or Owner, (d) bound by any modification of this Agreement subsequent to such Mortgage which was not approved by the Mortgagee, (e) liable to Manager or beyond such Subsequent Holder’s interest in the Hotel and the rents, income, receipts, revenues, issues and profits issuing from the Hotel, or (f) required to remove any Person occupying the Hotel or any part thereof, except if such person claims by, through or under such Subsequent Holder. If the Lease is terminated as a result of a non-monetary default which was not caused by Manager Event of Default pursuant to the terms of this Agreement or such Subsequent Holder succeeds to the interest of Owner thereunder, the Mortgagee or Subsequent Holder, as applicable, and Manager shall agree that the Hotel will continue to be subject to this Agreement (but neither the Mortgagee nor Subsequent Holder will not be responsible to pay past due amounts hereunder).

Article IX
DEFAULTS
9.01    Manager Events of Default. Each of the following shall constitute a “Manager Event of Default”:
A.The filing by Manager of a voluntary petition in bankruptcy or insolvency or a petition for reorganization under any bankruptcy law, or the admission by Manager that it is unable to pay its debts as they become due, or the institution of any proceeding by Manager for its dissolution or termination.
B.The consent by Manager to an involuntary petition in bankruptcy or the failure to vacate, within ninety (90) days from the date of entry thereof, any order approving an involuntary petition by Manager.
C.The entering of an order, judgment or decree by any court of competent jurisdiction, on the application of a creditor, adjudicating Manager as bankrupt or insolvent or approving a petition seeking reorganization or appointing a receiver, trustee, or liquidator of all or a substantial part of Manager’s assets, and such order, judgment or decree’s continuing unstayed and in effect for an aggregate of sixty (60) days (whether or not consecutive).
D.At Owner’s election, the failure of Manager to make any payment required to be made in accordance with the terms of this Agreement, on or before the date due which failure continues for five (5) Business Days after notice from Owner.
E.At Owner’s election, the failure of Manager to perform, keep or fulfill any of the other covenants, undertakings, obligations or conditions set forth in this Agreement, on or before the date required for the same, which failure continues for thirty (30) days after notice from Owner, or, if the Manager Event of Default is susceptible of cure, but such cure cannot be accomplished within such thirty (30) day period, if Manager fails to commence the cure of such Manager Event of Default within fifteen (15) days of such notice or thereafter fails to diligently pursue such efforts to completion, provided in no event shall such additional time exceed ninety (90) days.
F.At Owner’s election, the failure of Manager to maintain insurance coverages required to be maintained by Manager under Article VI, which failure continues for five (5) Business Days after notice from Owner (except that no notice shall be required if any such insurance coverage shall have lapsed).
9.02    Remedies for Manager Events of Default.
G.In the event of a Manager Event of Default, Owner shall have the right to: (1) terminate this Agreement by notice to Manager, which termination shall be effective as of the date set forth in the notice, which shall be at least thirty (30) days after the date of the notice; (2) institute any and all proceedings permitted by law or equity, including, without limitation, actions for specific performance and/or damages; or (3) avail itself of any remedy described in this Section 9.02.
H.None of (i) the termination of this Agreement in connection with a Manager Event of Default, (ii) the repossession of the Hotel or any portion thereof, (iii) the failure of Owner to engage a replacement manager, nor (iv) the engagement of any replacement manager for all or any portion of the Hotel, shall relieve Manager of its liability and obligations hereunder, all of which shall survive any such termination, repossession or engagement. In the event of any termination of this Agreement as a result of a Manager Event of Default, Manager shall forthwith pay to Owner all amounts due and payable through and including the date of such termination. Thereafter, Manager shall be liable to Owner for, and shall pay to Owner, as current damages, the amounts which Owner would have received hereunder for the remainder of the Term (including any Renewal Terms) had such termination not occurred, less the net amounts, if any, received from a replacement manager, after deducting all reasonable expenses in connection with engaging such replacement, including, all repossession costs, brokerage commissions, legal expenses, attorneys’ fees, advertising, expenses of employees, alteration costs and expenses of preparation for such engagement and in the case of Owner’s Priority and Owner’s Residual Payment, calculated based upon the average of each of such payments made in each of the three (3) calendar years ended prior to the date of termination. Manager shall pay such current damages to Owner as soon after the end of each calendar month as practicable to determine the amounts.
I.At any time after such termination, whether or not Owner shall have collected any amounts owing and due up to and including the date of termination of this Agreement, as liquidated final damages and in lieu of Owner’s right to receive any other damages due to the termination of this Agreement, at Owner’s election, Manager shall pay to Owner an amount equal to the present value of the payments which have been made to Owner between the date of termination and the scheduled expiration of the Term (including any Renewal Terms) as Owner’s Priority and the Owner’s Residual Payment if this Agreement had not been terminated, calculated based upon the average of each of such payments made in each of the three (3) calendar years ended prior to the date of termination, discounted at an annual rate equal to the Discount Rate. Nothing contained in this Agreement shall, however, limit or prejudice the right of Owner to prove and obtain in proceedings for bankruptcy or insolvency an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount be greater than, equal to, or less than the amount of the loss or damages referred to above.
J.In case of any Manager Event of Default resulting in Manager being obligated to vacate the Hotel, Owner may (i) engage a replacement manager for the Hotel or any part or parts thereof, either in the name of Owner or otherwise, for a term or terms which may at Owner’s option, be equal to, less than or exceed the period which would otherwise have constituted the balance of the Term (including any Renewal Terms) and may grant concessions or other accommodations to the extent that Owner reasonably considers advisable and necessary to engage such replacement manager(s), and (ii) may make such reasonable alterations, repairs and decorations in the Hotel or any portion thereof as Owner, in its sole and absolute discretion, considers advisable and necessary for the purpose of engaging a replacement manager for the Hotel; and the making of such alterations, repairs and decorations shall not operate or be construed to release Manager from liability hereunder. Subject to the last sentence of this paragraph, Owner shall in no event be liable in any way whatsoever for any failure to engage a replacement manager for the Hotel, or, in the event a replacement manager is engaged, for failure to collect amounts due Owner. To the maximum extent permitted by law, Manager hereby expressly waives any and all rights of redemption granted under any present or future laws in the event of Manager being evicted or dispossessed, or in the event of Owner obtaining possession of the Hotel, by reason of the occurrence and continuation of a Manager Event of Default hereunder. Owner covenants and agrees, in the event of any termination of this Agreement as a result of a Manager Event of Default, to use reasonable efforts to mitigate its damages.
K.Any payments received by Owner under any of the provisions of this Agreement during the existence or continuance of a Manager Event of Default shall be applied to Manager’s current and past due obligations under this Agreement in such order as Owner may determine or as may be prescribed by applicable law.
L.If a Manager Event of Default shall have occurred and be continuing, Owner, after notice to Manager (which notice shall not be required if Owner shall reasonably determine immediate action is necessary to protect person or property), without waiving or releasing any obligation of Manager and without waiving or releasing any Manager Event of Default, may (but shall not be obligated to), at any time thereafter, make such payment or perform such act for the account and at the expense of Manager, and may, to the maximum extent permitted by law, enter upon the Hotel or any portion thereof for such purpose and take all such action thereon as, in Owner’s sole and absolute discretion, may be necessary or appropriate therefor. No such entry shall be deemed an eviction of Manager or result in the termination hereof. All reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees) incurred by Owner in connection therewith, together with interest thereon (to the extent permitted by law) at the Overdue Rate from the date such sums are paid by Owner until repaid, shall be paid by Manager to Owner, on demand.
9.03    Owner Events of Default. Each of the following shall constitute an “Owner Event of Default” to the extent permitted by applicable law:
M.The filing by Owner or SVC of a voluntary petition in bankruptcy or insolvency or a petition for reorganization under any bankruptcy law, or the admission by Owner that it is unable to pay its debts as they become due, or the institution of any proceeding by Owner for its dissolution or termination.
N.The consent by Owner or SVC to an involuntary petition in bankruptcy or the failure to vacate, within ninety (90) days from the date of entry thereof, any order approving an involuntary petition by Owner.
O.The entering of an order, judgment or decree by any court of competent jurisdiction, on the application of a creditor, adjudicating Owner or SVC as bankrupt or insolvent or approving a petition seeking reorganization or appointing a receiver, trustee, or liquidator of all or a substantial part of Owner’s or SVC’s assets, and such order, judgment or decree’s continuing unstayed and in effect for an aggregate of sixty (60) days (whether or not consecutive).
P.At Manager’s option, the failure of Owner to make any payment required to be made in accordance with the terms of this Agreement on or before the due date which failure continues for five (5) Business Days after notice from Manager.
Q.At Manager’s option, the failure of Owner to perform, keep or fulfill any of the other covenants, undertakings, obligations or conditions set forth in this Agreement which failure continues for thirty (30) days after notice from Manager, or, if the Owner Event of Default is susceptible of cure, but such cure cannot be accomplished within such thirty (30) day period, if Owner fails to commence the cure of such Owner Event of Default within fifteen (15) days of such notice or thereafter fails to diligently pursue such efforts to completion, provided that in no event shall such additional time exceed ninety (90) days.
R.The occurrence of an event of default beyond any applicable notice and cure period under any obligation, agreement, instrument or document which is secured in whole or in part by Owner’s or Landlord’s interest in the Hotel or the acceleration of the indebtedness secured thereby or the commencement of a foreclosure thereunder.
9.04    Remedies for Owner Events of Default.
S.In the event of an Owner Event of Default, Manager shall have the right to institute any and all proceedings permitted by law or equity, including, without limitation, actions for specific performance and/or damages, provided except as expressly provided in this Agreement, Manager shall have no right to terminate this Agreement by reason of an Owner Event of Default.
T.Upon the occurrence of an Owner Event of Default pursuant to any of Sections 9.03.A, 9.03.B or 9.03.C, or which arises with respect to a violation by Owner or Landlord of Section 10.02 with respect to a Sale of the Hotel, Manager shall have, in addition to all other rights and remedies provided for herein, the right to terminate this Agreement by notice to Owner, which termination shall be effective as of the date set forth in the notice, which shall be at least thirty (30) days after the date of the notice. At any time after such termination, whether or not Manager shall have collected any amounts owing and due up to and including the date of termination of this Agreement, as liquidated final damages and in lieu of

Manager’s right to receive any other damages due to the termination of this Agreement, at Manager’s election, Owner shall pay to Manager the Termination Fee. Nothing contained in this Agreement shall, however, limit or prejudice the right of Manager to prove and obtain in proceedings for bankruptcy or insolvency an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount be greater than, equal to, or less than the amount of the loss or damages referred to above.

Article X
ASSIGNMENT AND SALE
10.01    Assignment.
A.Except as provided in Section 10.01.B, Manager shall not assign, mortgage, pledge, hypothecate or otherwise transfer its interest in all or any portion of this Agreement or any rights arising under this Agreement or suffer or permit such interests or rights to be assigned, transferred, mortgaged, pledged, hypothecated or encumbered, in whole or in part, whether voluntarily, involuntarily or by operation of law, or permit the use or operation of the Hotel by anyone other than Manager or Owner. For the purposes of this Section 10.01, an assignment of this Agreement shall be deemed to include a Change of Control.
B.Notwithstanding Section 10.01.A, Manager shall have the right, without Owner’s consent, to:
1.assign this Agreement (whether directly or pursuant to the direct or indirect transfer of interests in Manager) in connection with the sale of all or substantially all of the business and assets of Manager to a third party; provided such third party assumes in writing the obligations of Manager under this Agreement;
2.assign this Agreement as a result of a Change of Control arising as a result of a transfer or issuance of capital stock of Sonesta Holdco permitted by the Stockholders Agreement;
3.assign this Agreement to a Subsidiary of Manager; provided such Subsidiary assumes in writing the obligations of Manager under this Agreement; and
4.sublease or grant concessions or licenses to shops or any other space at the Hotel so long as the terms of any such subleases or concessions do not exceed the Term, provided that (a) such subleases or concessions are for newsstand, gift shop, parking garage, health club, restaurant, bar, commissary, retail, office or rooftop antenna purposes or similar concessions or uses, (b) such subleases are on commercially reasonable terms, and (c) such subleases or concessions will not violate or affect any Legal Requirement or Insurance Requirement, and Manager shall obtain or cause the subtenant to obtain such additional insurance coverage applicable to the activities to be conducted in such subleased space as Landlord and any Mortgagee may reasonably require.
C.Notwithstanding Section 10.01.B, Manager may not assign, mortgage, pledge, hypothecate or otherwise transfer its interest in all or any portion of this Agreement to any Person (or any Affiliate of any Person) who (a) does not have sufficient experience to fulfill Manager’s obligations with respect to the Hotel under this Agreement, (b) is known in the community as being of bad moral character, or has been convicted of a felony in any state or federal court, or is in control of or controlled by Persons who have been convicted of felonies in any state or federal court; or (c) is, or has an Affiliate that is, a Specially Designated National or Blocked Person.
D.Owner shall not assign or transfer its interest in this Agreement without the prior written consent of Manager; provided, however, that Owner shall have the right, without such consent to (1)

assign its interest in this Agreement in connection with a Sale of the Hotel which complies with the provisions of Section 10.02, (2) assign its interest hereunder to Landlord or an Affiliate of Landlord under the terms of the Lease, (3) assign its interest hereunder to Manager or an Affiliate of Manager, and (4) assign its interest hereunder to an Affiliate of Owner in a corporate restructuring of Owner or any of its Affiliates, provided such Affiliate satisfies the criteria of Section 10.02.A.
E.If either party consents to an assignment of this Agreement by the other, no further assignment shall be made without the express consent in writing of such party, unless such assignment may otherwise be made without such consent pursuant to the terms of this Agreement. An assignment by Owner of its interest in this Agreement approved or permitted pursuant to the terms hereof shall relieve Owner from its obligations under this Agreement arising from and after the effective date of such assignment. An assignment by Manager of its interest in this Agreement shall not relieve Manager from its obligations under this Agreement unless such assignment occurs in the context of a sale of all or substantially all of the business of Manager and which is otherwise permitted or approved, if required, pursuant to this Agreement, in which event Manager shall be relieved from such obligations arising from and after the effective date of such assignment.
10.02    Sale of the Hotel.

A.
Neither Owner nor Landlord shall enter into any Sale of the Hotel to any Person (or any Affiliate of any Person) who (a) does not have sufficient financial resources and liquidity to fulfill Owner’s obligations with respect to the Hotel under this Agreement, or Landlord’s obligations under the Lease, as the case may be, (b) is known in the community as being of bad moral character, or has been convicted of a felony in any state or federal court, or is in control of or controlled by Persons who have been convicted of felonies in any state or federal court; (c) fails to expressly assume in writing the obligations of Owner hereunder or Landlord obligations under the Lease, as the case may be, or (d) is, or has an Affiliate that is, a Specially Designated National or Blocked Person.

B.
In connection with any Sale of a Hotel, Manager and the purchaser or its Owner shall enter into a new management agreement, which new management agreement will be on all of the terms and conditions of this except that the Initial Term and Renewal Term(s) of any such new management agreement shall consist only of the balance of the Initial Term and Renewal Term(s) remaining under this Agreement at the time of execution of such new management agreement. Such new management agreement shall be executed by Manager and such new Owner at the time of closing of a Sale of the Hotel, and a memorandum of such new management agreement shall be executed by the parties and recorded immediately following recording of the deed or memorandum of lease or assignment and prior to recordation of any other documents.

10.03    Amendment of the Lease. The Lease shall not be amended or modified in any way which would materially reduce Manager’s rights hereunder or impose any material cost, expense or obligation on Manager.

Article XI
MISCELLANEOUS
11.01    Right to Make Agreement. Each party warrants, with respect to itself, that neither the execution of this Agreement nor the finalization of the transactions contemplated hereby shall violate any provision of law or judgment, writ, injunction, order or decree of any court or governmental authority having jurisdiction over it; result in or constitute a breach or default under any indenture, contract, other commitment or restriction to which it is a party or by which it is bound; or require any consent, vote or approval which has not been taken, or at the time of the transaction involved shall not have been given or taken. Each party covenants that it has and will continue to have throughout the Term, the full right to enter into this Agreement and perform its obligations hereunder.
11.02    Actions By Manager. Manager covenants and agrees that it shall not take any action which would be binding upon Owner or Landlord except to the extent it is permitted to do so pursuant to the terms of this Agreement.
11.03    Relationship. In the performance of this Agreement, Manager shall act solely as an independent contractor. Neither this Agreement nor any agreements, instruments, documents or transactions contemplated hereby shall in any respect be interpreted, deemed or construed as making Manager a partner, joint venturer with, or agent of, Owner. Owner and Manager agree that neither party will make any contrary assertion, claim or counterclaim in any action, suit, arbitration or other legal proceedings involving Owner and Manager. Nothing contained herein is intended to, nor shall be construed as, creating any landlord-tenant relationship between Manager and Owner or between Manager and Landlord. Each of Manager and Owner shall prepare and shall cause their Affiliates to prepare their financial statements and tax returns consistent with the foregoing characterization.
11.04    Applicable Law. The Agreement shall be construed under and shall be governed by the laws of the State of Maryland, without regard to its “choice of law” rules.
11.05    Notices. Notices, statements and other communications to be given under the terms of the Agreement shall be in writing and delivered by hand against receipt or sent by Express Mail service or by nationally recognized overnight delivery service, addressed to the parties as follows:
To Owner:        Cambridge TRS, Inc.
Two Newton Place
255 Washington Street, Suite 300
Newton, Massachusetts 02458
Attn: President
Phone: (617) 964-8389
Fax: (617) 969-5730

To Manager:        Sonesta International Hotels Corporation
Two Newton Place
255 Washington Street
Newton, Massachusetts 02458
Attn: President
Phone: (617) 421-5400
Fax: (617) 928-1305

or at such other address as is from time to time designated by the party receiving the notice. Any such notice that is given in accordance herewith shall be deemed received when delivery is received or refused, as the case may be. Additionally, notices may be given by facsimile transmission, provided that a hard copy of the transmission shall be delivered to the addressee by nationally recognized overnight delivery service by no later than the second (2nd) Business Day following such transmission. Facsimiles shall be deemed delivered on the date of such transmission, if sent on a Business Day and received during the receiving party’s normal business hours or, if not received during the receiving party’s normal business hours, then on the next succeeding Business Day.
11.06    Environmental Matters.
A.Subject to Section 11.06.D, during the Term or at any other time while Manager is in possession of the Hotel, (1) Manager shall not store, spill upon, generate, dispose of or transfer to or from the Hotel any Hazardous Substance, except in compliance with all Legal Requirements, (2) Manager shall maintain the Hotel at all times free of any Hazardous Substance (except in compliance with all Legal Requirements), and (3) Manager (a) upon receipt of notice or knowledge shall promptly notify Owner and Landlord in writing of any material change in the nature or extent of Hazardous Substances at the Hotel, (b) shall file and transmit to Owner and Landlord a copy of any Community Right to Know or similar report or notice which is required to be filed by Manager with respect to the Hotel pursuant to Title III of the Superfund Amendments and Reauthorization Act of 1986 or any other Legal Requirements, (c) shall transmit to Owner and Landlord copies of any citations, orders, notices or other governmental communications received by Manager with respect to Hazardous Substances or environmental compliance (collectively, “Environmental Notice”), which Environmental Notice requires a written response or any action to be taken and/or if such Environmental Notice gives notice of and/or presents a material risk of any material violation of any Legal Requirement and/or presents a material risk of any material cost, expense, loss or damage (an “Environmental Obligation”), (d) shall observe and comply with all Legal Requirements relating to the use, maintenance and disposal of Hazardous Substances and all orders or directives from any official, court or agency of competent jurisdiction relating to the use, maintenance or disposal or requiring the removal, treatment, containment or other disposition of Hazardous Substances, and (e) shall pay or otherwise dispose of any fine, charge or Imposition related thereto, unless Owner or Manager shall contest the same in good faith and by appropriate proceedings and the right to use and the value of the Hotel are not materially and adversely affected thereby.
B.In the event of the discovery of Hazardous Substances other than those maintained in accordance with Legal Requirements on any portion of any Site or in the Hotel during the Term, Manager shall promptly (i) clean up and remove from and about the Hotel all Hazardous Substances thereon in accordance with all applicable Environmental Laws (as defined below), (ii) contain and prevent any further release or threat of release of Hazardous Substances on or about the Hotel, and (iii) use good faith efforts to eliminate any further release or threat of release of Hazardous Substances on or about the Hotel, and (iv) otherwise effect a remediation of the problem in accordance with all applicable federal, state and local statutes, laws, rules and regulations (now or hereafter in effect) dealing with the use, generation, treatment, storage, release, disposal, remediation or abatement of Hazardous Substances (collectively referred to as “Environmental Laws”).
C.The actual costs incurred or the estimated costs to be incurred with respect to any matter arising under Section 11.06.B together with any costs incurred by Owner with respect to any judgment or settlement approved by Manager (such approval not to be unreasonably withheld, conditioned or delayed with respect to any third-party claims including, without limitation, claims by Landlord arising under the Lease) relating to claims arising from the release or threat of release of Hazardous Substances on or about any of the Hotels (including reasonable attorneys’ and consultants’ fees incurred with respect to such matters) are collectively referred to as “Environmental Costs.”
D.All Environmental Costs shall be deemed repairs and maintenance under Section 5.02 or 5.03 and paid as provided therein, as applicable, for the Hotel; provided, however, that if any of the foregoing costs arise as a result of the gross negligence or willful misconduct of Manager or any employee of Manager, such costs shall be paid by Manager at its sole cost and expense and not as a

Deduction, and Manager shall indemnify Owner for any loss, cost, claim or expense (including reasonable attorneys’ fees) incurred by Owner in connection therewith. The provisions of this Section 11.06.D shall survive termination.
11.07    Confidentiality. The parties hereto agree that the matters set forth in this Agreement are strictly confidential and each party will make every effort to ensure that the information is not disclosed to any outside person or entities (including the press) without the prior written consent of the other party except as may be appropriate or required by law, including the rules and regulations of the SEC or any stock exchange applicable to Owner or its Affiliates, in any report, prospectus or other filing made by Owner or its Affiliates with the SEC or any such stock exchange, or in a press release issued by a party or its Affiliates which is consistent with its investor relations program conducted in the ordinary course, and as may be reasonably necessary to obtain licenses, permits, and other public approvals necessary for the refurbishment or operation of the Hotel, or, subject to Section 4.01.C(2), in connection with financing or proposed financing of the Hotel, a Sale of the Hotel, or a sale of a Controlling Interest in Owner.
11.08    Projections. Owner acknowledges that any written or oral projections, pro formas, or other similar information that has been, prior to execution of this Agreement, or will, during the Term, be provided by Manager, or any Affiliate to Owner is for information purposes only and that Manager and any such Affiliate do not guarantee that the Hotel will achieve the results set forth in any such projections, pro formas, or other similar information. Any such projections, pro formas, or other similar information are based on assumptions and estimates, and unanticipated events may occur subsequent to the date of preparation of such projections, pro formas, and other similar information. Therefore, the actual results achieved by the Hotel are likely to vary from the estimates contained in any such projections, pro formas, or other similar information and such variations might be material.
11.09    Actions to be Taken Upon Termination. Upon termination of this Agreement:
E.Manager shall, within ninety (90) days after termination of this Agreement, prepare and deliver to Owner a final accounting statement (“Final Statement”) with respect to the Hotel, consistent with the Annual Operating Statement, along with a statement of any sums due Manager as of the date of termination. Within thirty (30) days of the receipt by Owner of such Final Statement, the parties will make any adjustments, by cash payment, in the amounts paid or retained as are needed because of the figures set forth in the Final Statement. Any payments shall be made together with interest at the Interest Rate from the date such amounts were due or paid, as the case may be, until paid or repaid. If any dispute shall arise with respect to the Final Statement which cannot be resolved by the parties within the thirty (30) day period, it shall be settled by arbitration, provided however, that any cash adjustments relating to items which are not in dispute shall be made within the thirty (30) day period. The cost of preparing the Final Statement shall be a Deduction, unless the termination occurs as a result of a Manager Event of Default or an Owner Event of Default, in which case the defaulting party shall pay such cost. Manager and Owner acknowledge that there may be certain adjustments for which the information will not be available at the time of the Final Statement and the parties agree to readjust such amounts and make the necessary cash adjustments when such information becomes available, provided, however, that all accounts shall be deemed final as of the second (2nd) anniversary of the date of termination.
F.Upon a termination, Manager shall disburse to Owner all Working Capital (excluding funds to be held in escrow pursuant to Section 11.09.I) remaining after payment of all Deductions and all amounts then payable to Manager or Owner.
G.Manager shall make available to Owner such books and records respecting the Hotel (including those from prior years, subject to Manager’s reasonable records retention policies) as will be needed by Owner to prepare the accounting statements, in accordance with the Uniform System of Accounts, for the Hotel for the Year in which the termination occurs and for any subsequent Year.

H.Manager shall (to the extent permitted by law) assign to Owner or its designee all operating licenses and permits for the Hotel which have been issued in Manager’s name (including liquor and restaurant licenses, if any).
I.If Owner does not exercise its right under Section 11.09.G and/or a successor Manager is not a franchisee of Manager, Manager shall have the option, to be exercised within thirty (30) days after termination, to purchase at their then book value, any items of Inventories and Fixed Asset Supplies marked with any Trade Name, other trade name, symbol, logo or design. If Manager does not exercise such option, Owner agrees that any such items not so purchased will be used exclusively at the Hotel until they are consumed.
J.Manager shall, at Owner’s sole cost and expense, use commercially reasonable efforts to cooperate with Owner or its designee in connection with the transfer of management of the Hotel including processing of all applications for licenses, operating permits and other governmental authorizations and the assignment of all contracts entered into by Manager with respect to the use and operation of the Hotel as then operated, but excluding all insurance contracts and multi-property contracts not limited in scope to the Hotel (if applicable) and all contracts with Affiliates of Manager.
K.Owner or its designee shall have the right to operate the improvements on the Site without modifying the architectural design, notwithstanding the fact that such design or certain features thereof may be proprietary to Manager and/or protected by trademarks or service marks held by Manager or an Affiliate, provided that such use shall be confined to the Site. Further, provided that the Hotel then satisfies the System Standards, Owner or its designee shall be entitled (but not obligated) to operate the Hotel under the Trade Names for a period of one (1) year following termination in consideration for which Owner or its designee shall pay the then standard franchise fees of Manager and its Affiliates and shall comply with the other applicable terms and conditions of the form of franchise agreement then being entered into and Manager will continue to provide services to the Hotel including, reservations and communication services; provided, however, that all such services shall be provided in accordance with the applicable terms and conditions of the form of franchise agreement.
L.Any computer software (including upgrades and replacements) at the Hotel owned by Manager, an Affiliate, or the licensor of any of them is proprietary to Manager, such Affiliate, or the licensor of any of them and shall in all events remain the exclusive property of Manager, the Affiliate or the licensor of any of them, as the case may be, and nothing contained in this Agreement shall confer on Owner the right to use any of such software. Manager shall have the right to remove from the Hotel without compensation to Owner any computer software (including upgrades and replacements), including, without limitation, the System software, owned by Manager, any Affiliate or the licensor of any of them and any computer equipment utilized as part of a centralized reservation system or owned by a party other than Owner.
M.If this Agreement is terminated for any reason, other than by reason of a Manager Event Default, and excluding a termination as a result of the expiration of the Term, an escrow fund shall be established from Gross Revenues to reimburse Manager for all reasonable costs and expenses incurred by Manager in terminating its employees at the Hotel, such as severance pay, unemployment compensation, employment relocation, and other employee liability costs arising out of the termination of employment of such employees. If Gross Revenues are insufficient to meet the requirements of such escrow fund, then Manager shall have the right to withdraw the amount of such expenses from Working Capital or any other funds of Owner with respect to the Hotel held by or under the control of Manager. Owner or its designee shall have the right to offer employment to any employee whom Manager proposes to terminate and Manager shall cooperate with Owner in connection therewith.
N.Manager shall peacefully vacate and surrender the Hotel to Owner.

The provisions of this Section 11.09 shall survive termination.
11.10    Trademarks, Trade Names and Service Marks. The names “Sonesta,” “Royal Sonesta,” “Sonesta Suites,” “Sonesta ES Suites” and “Sonesta Resorts” (each of the foregoing names, together with any combination thereof, collectively, the “Trade Names”) when used alone or in connection with another word or words, and the Sonesta trademarks, service marks, other trade names, symbols, logos and designs shall in all events remain the exclusive property of Manager and except as provided in Section 11.09.E and 11.09.G, nothing contained in this Agreement shall confer on Owner the right to use any of the Trade Names, or the Sonesta trademarks, service marks, other trade names, symbols, logos or designs affiliated or used therewith. Except as provided in Section 11.09.E and 11.09.G, upon termination of this Agreement, any use of any of the Trade Names, or any of the Sonesta trademarks, service marks, other trade names, symbols, logos or designs at the Hotel shall cease and Owner shall promptly remove from the Hotel any signs or similar items which contain any of the Trade Names, trademarks, service marks, other trade names, symbols, logos or designs. If Owner has not removed such signs or similar items within ten (10) Business Days, Manager shall have the right to do so. The cost of such removal shall be a Deduction. Included under the terms of this Section 11.10 are all trademarks, service marks, trade names, symbols, logos or designs used in conjunction with the Hotel, including restaurant names, lounge names, etc., whether or not the marks contain the “Sonesta” name. The right to use such trademarks, service marks, trade names, symbols, logos or designs belongs exclusively to Manager, and the use thereof inures to the benefit of Manager whether or not the same are registered and regardless of the source of the same. The provisions of this Section 11.10 shall survive termination.
11.11    Waiver. The failure of either party to insist upon a strict performance of any of the terms or provisions of the Agreement, or to exercise any option, right or remedy contained in this Agreement, shall not be construed as a waiver or as a relinquishment for the future of such term, provision, option, right or remedy, but the same shall continue and remain in full force and effect. No waiver by either party of any term or provision hereof shall be deemed to have been made unless expressed in writing and signed by such party.
11.12    Partial Invalidity. If any portion of this Agreement shall be declared invalid by order, decree or judgment of a court, or otherwise, this Agreement shall be construed as if such portion had not been so inserted except when such construction would operate as an undue hardship on Manager or Owner or constitute a substantial deviation from the general intent and purpose of the parties as reflected in this Agreement.
11.13    Survival. Except as otherwise specifically provided herein, the rights and obligations of the parties herein shall not survive any termination of this Agreement.
11.14    Negotiation of Agreement. Each of Manager and Owner is a business entity having substantial experience with the subject matter of this Agreement and has fully participated in the negotiation and drafting of this Agreement. Accordingly, this Agreement shall be construed without regard to the rule that ambiguities in a document are to be construed against the draftsman. No inferences shall be drawn from the fact that the final, duly executed Agreement differs in any respect from any previous draft hereof.
11.15    Entire Agreement. This Agreement, together with any other agreements or writings signed by the parties that expressly state they are supplemental to, or supercede any provision of, this Agreement, and together with any instruments to be executed and delivered pursuant to this Agreement, constitutes the entire agreement between the parties as of the Effective Date and supersedes all prior understandings and writings, and may be changed only by a writing signed by the parties hereto. For the avoidance of doubt, the Prior Management Agreement shall continue to govern the rights and obligations of the parties with respect to periods prior to the Effective Date, and this Agreement shall govern the rights and obligations of the parties with respect to periods from and after the Effective Date.

11.16    Affiliates. Manager shall be entitled to contract with companies that are Affiliates (or companies in which Manager has an ownership interest if such interest is not sufficient to make such a company an Affiliate) to provide goods and/or services to the Hotel; provided that the prices and/or terms for such goods and/or services are competitive. Additionally, Manager may contract for the purchase of goods and services for the Hotel with third parties that have other contractual relationships with Manager and its Affiliates, so long as the prices and terms are competitive. In determining whether such prices and/or terms are competitive, they will be compared to the prices and/or terms which would be available from reputable and qualified parties for goods and/or services of similar quality, and the goods and/or services which are being purchased shall be grouped in reasonable categories, rather than being compared item by item. Any dispute as to whether prices and/or terms are competitive shall be settled by arbitration. The prices paid may include overhead and the allowance of a reasonable return to Manager’s Affiliates (or companies in which Manager has an ownership interest if such interest is not sufficient to make such a company an Affiliate), provided that such prices are competitive. Owner acknowledges and agrees that, with respect to any purchases of goods and/or services pursuant to this Section 11.16, Manager’s Affiliates may retain for their own benefit any allowances, credits, rebates, commissions and discounts received with respect to any such purchases.
11.17    Disputes.
O.Disputes. Any disputes, claims or controversies arising out of or relating to this Agreement or the transactions contemplated hereby, including any disputes, claims or controversies brought by or on behalf of a party hereto, a direct or indirect parent of a party, or any holder of equity interests (which, for purposes of this Section 11.17, shall mean any holder of record or any beneficial owner of equity interests, or any former holder of record or beneficial owner of equity interests) of a party, either on its own behalf, on behalf of a party or on behalf of any series or class of equity interests of a party or holders of any equity interests of a party against a party or any of their respective trustees, directors, members, officers, managers (including The RMR Group LLC or its parent and their respective successor), agents or employees, including any disputes, claims or controversies relating to the meaning, interpretation, effect, validity, performance, application or enforcement of this Agreement, including the agreements set forth in this Section 11.17, or the governing documents of a party (all of which are referred to as “Disputes”), or relating in any way to such a Dispute or Disputes shall, on the demand of any party to such Dispute or Disputes, be resolved through binding and final arbitration in accordance with the Commercial Arbitration Rules (the “Rules”) of the American Arbitration Association (the “AAA”) then in effect, except as those Rules may be modified in this Section 11.17. For the avoidance of doubt, and not as a limitation, Disputes are intended to include derivative actions against the trustees, directors, officers or managers of a party and class actions by a holder of equity interests against those Persons and a party. For the avoidance of doubt, a Dispute shall include a Dispute made derivatively on behalf of one party against another party.
P.Selection of Arbitrators. There shall be three (3) arbitrators. If there are only two (2) parties to the Dispute, each party shall select one (1) arbitrator within fifteen (15) days after receipt by respondent of a copy of a demand for arbitration. Such arbitrators may be affiliated or interested persons of such parties. If there are more than two (2) parties to the Dispute, all claimants, on the one hand, and all respondents, on the other hand, shall each select, by the vote of a majority of the claimants or the respondents, as the case may be, one (1) arbitrator within fifteen (15) days after receipt of a demand for arbitration. Such arbitrators may be affiliated or interested persons of the claimants or the respondents, as the case may be. If either a claimant (or all claimants) or a respondent (or all respondents) fail(s) to timely select an arbitrator then the party (or parties) who has selected an arbitrator may request the AAA to provide a list of three (3) proposed arbitrators in accordance with the Rules (each of whom shall be neutral, impartial and unaffiliated with any party) and the party (or parties) that failed to timely appoint an arbitrator shall have ten (10) days from the date the AAA provides such list to select one (1) of the three (3) arbitrators proposed by the AAA. If the party (or parties) fail(s) to select the second (2nd) arbitrator by that time, the party (or parties) who have appointed the first (1st) arbitrator shall then have ten (10) days to select one (1) of the three (3) arbitrators proposed by the AAA to be the second (2nd) arbitrator; and, if they should fail to select the second (2nd) arbitrator by such time, the AAA shall select, within fifteen (15) days thereafter, one (1) of the three (3) arbitrators it had proposed as the second (2nd) arbitrator. The two (2) arbitrators so appointed shall jointly appoint the third (3rd) and presiding arbitrator (who shall be neutral, impartial and unaffiliated with any party) within fifteen (15) days of the appointment of the second (2nd) arbitrator. If the third (3rd) arbitrator has not been appointed within the time limit specified herein, then the AAA shall provide a list of proposed arbitrators in accordance with the Rules, and the arbitrator shall be appointed by the AAA in accordance with a listing, striking and ranking procedure, with each party having a limited number of strikes, excluding strikes for cause.
Q.Location of Arbitration. Any arbitration hearings shall be held in Boston, Massachusetts, unless otherwise agreed by the parties, but the seat of arbitration shall be Maryland.
R.Scope of Discovery. There shall be only limited documentary discovery of documents directly related to the issues in dispute, as may be ordered by the arbitrators. For the avoidance of doubt, it is intended that there shall be no depositions and no other discovery other than limited documentary discovery as described in the preceding sentence.
S.Arbitration Award. In rendering an award or decision (an “Arbitration Award”), the arbitrators shall be required to follow the laws of the State of Maryland, without regard to principles of conflicts of law. Any arbitration proceedings or Arbitration Award rendered hereunder, and the validity, effect and interpretation of the agreements set forth in this Section 11.17 shall be governed by the Federal Arbitration Act, 9 U.S.C. §1 et seq. An Arbitration Award shall be in writing and may, but shall not be required to, briefly state the findings of fact and conclusions of law on which it is based. Any monetary Arbitration Award shall be made and payable in U.S. dollars free of any tax, deduction or offset. Subject to this Section 11.17, each party against which an Arbitration Award assesses a monetary obligation shall pay that obligation on or before the thirtieth (30th) day following the date of such Arbitration Award or such other date as such Arbitration Award may provide.
T.Costs. Except to the extent expressly provided by this Agreement or as otherwise agreed by the parties thereto, to the maximum extent permitted by Maryland law, each party involved in a Dispute shall bear its own costs and expenses (including attorneys’ fees), and the arbitrators shall not render an Arbitration Award that would include shifting of any such costs or expenses (including attorneys’ fees) or, in a derivative case or class action, award any portion of a party’s Arbitration Award to the claimant or the claimant’s attorneys. Each party (or, if there are more than two (2) parties to the Dispute, all claimants, on the one hand, and all respondents, on the other hand, respectively) shall bear the costs and expenses of its (or their) selected arbitrator and the parties (or, if there are more than two (2) parties to the Dispute, all claimants, on the one hand, and all respondents, on the other hand) shall equally bear the costs and expenses of the third (3rd) appointed arbitrator.
U.Appeals. Notwithstanding any language to the contrary in this Agreement, any Arbitration Award, including but not limited to any interim Arbitration Award, may be appealed pursuant to the AAA’s Optional Appellate Arbitration Rules (“Appellate Rules”). An Arbitration Award shall not be considered final until after the time for filing the notice of appeal pursuant to the Appellate Rules has expired. Appeals must be initiated within thirty (30) days of receipt of an Arbitration Award by filing a notice of appeal with any AAA office. Following the appeal process, the decision rendered by the appeal tribunal may be entered in any court having jurisdiction thereof. For the avoidance of doubt, and despite any contrary provision of the Appellate Rules, the above paragraph relating to costs and expenses shall apply to any appeal pursuant to this Section 11.17 and the appeal tribunal shall not render an Arbitration Award that would include shifting of any costs or expenses (including attorneys’ fees) of any party.

V.Final Judgment. Following the expiration of the time for filing the notice of appeal, or the conclusion of the appeal process set forth in the above paragraph, an Arbitration Award shall be final and binding upon the parties thereto and shall be the sole and exclusive remedy between those parties relating to the Dispute, including any claims, counterclaims, issues or accounting presented to the arbitrators. Judgment upon an Arbitration Award may be entered in any court having jurisdiction. To the fullest extent permitted by law, no application or appeal to any court of competent jurisdiction may be made in connection with any question of law arising in the course of arbitration or with respect to any Arbitration Award made, except for actions relating to enforcement of the agreements set forth in this Section 11.17 or any arbitral award issued hereunder and except for actions seeking interim or other provisional relief in aid of arbitration proceedings in any court of competent jurisdiction.
W.Intended Beneficiaries. This Section 11.17 is intended to benefit and be enforceable by the parties hereto and their respective shareholders, stockholders, members, beneficial interest owners, direct and indirect parents, trustees, directors, officers, managers (including The RMR Group LLC or its parent and their respective successor), members, agents or employees and their respective successors and assigns and shall be binding on the parties, and such Persons and be in addition to, and not in substitution for, any other rights to indemnification or contribution that such Persons may have by contract or otherwise.
11.18    Permitted Contests. Manager shall have the right to contest the amount or validity of any Imposition, Legal Requirement, Insurance Requirement, lien, attachment, levy, encumbrance, charge or claim (collectively, “Claims”) as to the Hotel, by appropriate legal proceedings, conducted in good faith and with due diligence, provided that (a) such contest shall not cause Landlord or Owner to be in default under any Mortgage or reasonably be expected to result in a lien attaching to the Hotel, unless such lien is fully bonded or otherwise secured to the reasonable satisfaction of Landlord, (b) no part of the Hotel nor any Gross Revenues therefrom shall be in any immediate danger of sale, forfeiture, attachment or loss, and (c) Manager shall indemnify and hold harmless Owner and Landlord from and against any cost, claim, damage, penalty or reasonable expense, including reasonable attorneys’ fees, incurred by Owner or Landlord in connection therewith or as a result thereof. Owner and Landlord shall sign all required applications and otherwise cooperate with Manager in expediting the matter, provided that neither Owner nor Landlord shall thereby be subjected to any liability therefor (including, without limitation, for the payment of any costs or expenses in connection therewith), and any such costs or expenses incurred in connection therewith shall be paid as a Deduction. Landlord shall agree to join in any such proceedings if required legally to prosecute such contest, provided that Landlord shall not thereby be subjected to any liability therefor (including, without limitation, for the payment of any costs or expenses in connection therewith) and Manager agrees by agreement in form and substance reasonably satisfactory to Landlord, to assume and indemnify Landlord. Any amounts paid under any such indemnity of Manager to Owner or Landlord shall be a Deduction. Any refund of any Claims and such charges and penalties or interest thereon shall be paid to Manager and included in Gross Revenues.
11.19    Estoppel Certificates. Each party to this Agreement shall at any time and from time to time, upon not less than thirty (30) days’ prior notice from the other party, execute, acknowledge and deliver to such other party, or to any third party specified by such other party, a statement in writing: (a) certifying that this Agreement is unmodified and in full force and effect (or if there have been modifications, that the same, as modified, is in full force and effect and stating the modifications); (b) stating whether or not to the best knowledge of the certifying party (i) there is a continuing default by the non-certifying party in the performance or observance of any covenant, agreement or condition contained in this Agreement, or (ii) there shall have occurred any event which, with the giving of notice or passage of time or both, would become such a default, and, if so, specifying each such default or occurrence of which the certifying party may have knowledge; (c) stating the date to which distributions of Operating Profit have been made; and (d) stating such other information as the non-certifying party may reasonably request. Such statement shall be binding upon the certifying party and may be relied upon by the non-certifying party and/or such third party specified by the non-certifying party as aforesaid, including, without limitation its lenders and any prospective purchaser or mortgagee of the Hotel or the leasehold estate created by the Lease. Upon termination, each party shall, on request, within the time period described above, execute and deliver to the non-certifying party and to any such third party a statement certifying that this Agreement has been terminated.
11.20    Indemnification. Notwithstanding the existence of any insurance provided for herein and without regard to the policy limits of any such insurance, Manager shall protect, indemnify and hold harmless Owner and Landlord for, from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and reasonable expenses (including, without limitation, reasonable attorneys’ fees), to the maximum extent permitted by law, imposed upon or incurred by or asserted against Owner or Landlord by reason of: (a) any accident, injury to or death of persons or loss of or damage to property occurring on or about the Hotel or adjoining sidewalks or rights of way under Manager’s control, (b) any use, misuse, non-use, condition, management, maintenance or repair by Manager or anyone claiming under Manager of the Hotel or Owner’s Personal Property or any litigation, proceeding or claim by governmental entities or other third parties to which Owner or Landlord is made a party or participant relating to the Hotel or Owner’s Personal Property or such use, misuse, non-use, condition, management, maintenance, or repair thereof including, failure to perform obligations (other than Condemnation proceedings) to which Owner or Landlord is made a party, (c) any Impositions that are the obligations of Manager to pay pursuant to the applicable provisions of this Agreement, and (d) infringement and other claims relating to the propriety marks of Manager or its Affiliates; provided, however, that Manager’s obligations hereunder shall not apply to any liability, obligation, claim, damage, penalty, cause of action, cost or expense to the extent the same arises from any negligence or willful misconduct of Owner or Landlord or their respective employees, agents or invitees. Manager, at its expense, shall contest, resist and defend any such claim, action or proceeding asserted or instituted against Owner or Landlord (but shall not be responsible for any duplicative attorneys’ fees incurred by Owner or Landlord) or may compromise or otherwise dispose of the same, with Owner’s or Landlord’s, as appropriate, prior written consent (which consent may not be unreasonably withheld or delayed). If Owner or Landlord unreasonably delays or withholds consent, Manager shall not be liable under this Section 11.20 for any incremental increase in costs or expenses resulting therefrom. The obligations of Manager under this Section 11.20 shall not be applicable to Environmental Costs with respect to which a specific indemnity is provided in Section 11.06.D, to the extent addressed therein. The obligations under this Section 11.20 shall survive termination.
11.21    Remedies Cumulative. To the maximum extent permitted by law, each legal, equitable or contractual right, power and remedy of Owner or Manager, now or hereafter provided either in this Agreement or by statute or otherwise, shall be cumulative and concurrent and shall be in addition to every other right, power and remedy and the exercise or beginning of the exercise by Owner or Manager of any one or more of such rights, powers and remedies shall not preclude the simultaneous or subsequent exercise by Owner or Manager of any or all of such rights, powers and remedies.
11.22    Amendments and Modifications. This Agreement shall not be modified or amended except in writing signed by Owner and Manager.
11.23    Claims; Binding Effect; Time of the Essence; Nonrecourse. Anything contained in this Agreement to the contrary notwithstanding, all claims against, and liabilities of, Manager or Owner arising prior to any date of termination of this Agreement shall survive such termination. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Time is of the essence with respect to the exercise of any rights of Manager, Owner or Landlord under this Agreement. Nothing contained in this Agreement shall be construed to create or impose any liabilities or obligations and no such liabilities or obligations shall be imposed on any of the equityholders, beneficial owners, direct or indirect, officers, directors, trustees, employees or agents of Owner or Landlord or their respective Affiliates or Manager or its Affiliates for the payment or performance of the obligations or liabilities of Owner, Landlord or Manager, as applicable.
11.24    Counterparts; Headings. This Agreement may be executed in two (2) or more counterparts, each of which shall constitute an original, but which, when taken together, shall constitute but one instrument and shall become effective as of the date hereof when copies hereof, which, when taken together, bear the signatures of each of the parties hereto shall have been signed. Headings in this Agreement are for purposes of reference only and shall not limit or affect the meaning of the provisions hereof.
11.25    No Political Contributions. Notwithstanding any provision in this Agreement to the contrary, no money or property of the Hotel shall be paid or used or offered, nor shall Owner or Manager directly or indirectly use or offer, consent or agree to use or offer, any money or property of the Hotel (i) in aid of any political party, committee or organization, (ii) in aid of any corporation, joint stock or other association organized or maintained for political purposes, (iii) in aid of any candidate for political office or nomination for such office, (iv) in connection with any election, (v) for any political purpose whatever, or (vi) for the reimbursement or indemnification of any person for any money or property so used.
11.26    REIT Qualification.
X.Manager shall take all commercially reasonable actions reasonably requested by Owner or Landlord for the purpose of qualifying Landlord’s rental income from Owner under the Lease as “rents from real property” pursuant to Sections 856(d)(2), 856(d)(8)(B) and 856(d)(9) of the Code, including but not limited to any action requested to maintain: (1) Manager’s continued qualification as an “eligible independent contractor” (as defined in Section 856(d)(9)(A) of the Code) with respect to SVC and (2) the Hotel’s continued treatment as a “qualified lodging facility” (as defined in Section 856(d)(9)(D) of the Code). Manager shall not be liable if such reasonably requested actions, once implemented, fail to have the desired result of qualifying Landlord’s rental income from Owner under the Lease as “rents from real property” pursuant to Sections 856(d)(2), 856(d)(8)(B) and 856(d)(9) of the Code. This Section 11.26.A shall not apply in situations where an Adverse Regulatory Event has occurred; instead, Section 11.27 shall apply.
Y.If Owner or Landlord wish to invoke the terms of Section 11.26.A, Owner or Landlord (as appropriate) shall contact Manager and the parties shall meet with each other to discuss the relevant issues and to develop a mutually-agreed upon plan for implementing such reasonably requested actions.
Z.Any additional out-of-pocket costs or expenses incurred by Manager in complying with such a request shall be borne by Owner (and shall not be a Deduction). Owner shall reimburse Manager for such expense or cost promptly, but not later than five (5) Business Days after such expense or cost is incurred.
AA.Manager shall not authorize any wagering activities to be conducted at or in connection with the Hotel, and Manager shall use commercially reasonable efforts to achieve the goal of having at least one-half of the guest rooms in the Hotel being used on a transient basis and the goal of having no Hotel amenities and facilities that are not customary for similarly situated properties.
11.27    Adverse Regulatory Event. In the event of an Adverse Regulatory Event arising from or in connection with this Agreement, Owner and Manager shall work together in good faith to amend this Agreement to eliminate the impact of such Adverse Regulatory Event. For purposes of this Agreement, the term “Adverse Regulatory Event” means any time that a law, statute, ordinance, code, rule or regulation imposes upon Owner (or could impose upon Owner in Owner’s reasonable opinion), any material threat to either Landlord’s or Landlord’s Affiliate’s status as a “real estate investment trust” under the Code or to the treatment of amounts paid to Landlord as “rents from real property” under Section 856(d) of the Code. Each of Manager and Owner shall inform the other of any Adverse Regulatory Event of which it is aware and which it believes likely to impair compliance of any of the Hotel with respect to the aforementioned sections of the Code.
11.28    Tax Matters. Manager will prepare or cause to be prepared all tax returns required in the operation of the Hotel, which include payroll, sales and use tax returns, personal property tax returns and business, professional and occupational license tax returns. Manager shall timely file or cause to be filed such returns as required by the State; provided that, Owner shall promptly provide all relevant information to Manager upon request, and any late fees or penalties resulting from delays caused by Owner shall be borne by Owner. Manager shall not be responsible for the preparation of Landlord’s or Owner’s federal or state income tax returns, provided Manager shall cooperate fully with Owner and Landlord as may be necessary to enable Owner or Landlord to file such federal or state income tax returns, including by preparing data reasonably requested by Owner or Landlord and submitting it to Owner or Landlord, as applicable, as soon as reasonably practicable following such request.
11.29    Third Party Beneficiaries. The terms and conditions of this Agreement shall inure to the benefit of, and be binding upon, the respective successors, heirs, legal representatives or permitted assigns of each of the parties hereto and except for Landlord and SVC, which are intended third party beneficiaries, no Person other than the parties hereto and their successors and permitted assigns is intended to be a beneficiary of this Agreement.

Article XII
DEFINITION OF TERMS; CONSTRUCTION
12.01    Definition of Terms.
The following terms when used in this Agreement and the Addenda attached hereto shall have the meanings indicated:
“AAA” has the meaning ascribed to such term in Section 11.17.
“Additional Manager Advances” means advances by Manager under Sections 4.05 and 5.05, together with simple interest at the rate of nine percent (9%) per annum on the outstanding balance thereof from time to time.
“Additional Working Capital” has the meaning ascribed to such term in Section 4.05.
“Adverse Regulatory Event” has the meaning ascribed to such term in Section 11.27.
“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) of a Person means the possession, directly or indirectly, of the power: (i) to vote fifty percent (50%) or more of the voting stock or equity interests of such Person; or (ii) to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting stock or equity interests, by contract or otherwise.
“Agreement” means this Management Agreement.
“Annual Operating Projection” has the meaning ascribed to such term in Section 4.04.
“Annual Operating Statement” has the meaning ascribed to such term in Section 4.01.B.
“Appellate Rules” has the meaning ascribed to such term in Section 11.17.
“Arbitration Award” has the meaning ascribed to such term in Section 11.17.
“Award” has the meaning ascribed to such term in the Lease.

“Base Management Fee” means an amount equal to three percent (3%) of Gross Revenues.
“Building” has the meaning ascribed to such term in the Recitals.
“Business Day” means any day other than Saturday, Sunday, or any other day on which banking institutions in the Commonwealth of Massachusetts are authorized by law or executive action to close.
“Capital Estimate” has the meaning ascribed to such term in Section 5.05.A.
“Capital Statement” has the meaning ascribed to such term in Section 5.06.B.
“Change of Control” means, the acquisition by any Person or Persons acting in concert (excluding Persons who are holders, directly or indirectly, of equity interest in Manager as of the Effective Date or Affiliates or Immediate Family Members of such Persons) of beneficial ownership (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of 50% or more, or rights, options or warrants to acquire 50% or more, of the outstanding shares of voting stock or other voting interests of Manager.
“Claims” has the meaning ascribed to such term in Section 11.18.
“Code” means the Internal Revenue Code of 1986.
“Condemnation” means (a) the exercise of any governmental power with respect to the Hotel or any interest therein, whether by legal proceedings or otherwise, by a Condemnor of its power of condemnation, (b) a voluntary sale or transfer of the Hotel or any interest therein, to any Condemnor, either under threat of condemnation or while legal proceedings for condemnation are pending, or (c) a taking or voluntary conveyance of the Hotel or any interest therein, or right accruing thereto or use thereof, as the result or in settlement of any Condemnation or other eminent domain proceeding affecting the Hotel or any interest therein, whether or not the same shall have actually been commenced.
“Condemnor” means any public or quasi‑public authority, or private corporation or individual, having the power of Condemnation.
“Controlling Interest” means (i) if the Person is a corporation, the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the shares of such Person (through ownership of such shares or by contract), or (ii) if the Person is not a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the business, management or policies of such Person. “Control”, “Controlling” and “Controlled” have corrective meanings.
“Deduction” has the meaning ascribed to such term in the definition of Operating Profit.
“Discount Rate” means an annual rate of eight percent (8%).
“Disputes” has the meaning ascribed to such term in Section 11.17.
“Effective Date” has the meaning ascribed to such term in the Preamble.
“Environmental Costs” has the meaning ascribed to such term in Section 11.06.C.
“Environmental Laws” has the meaning ascribed to such term in Section 11.06.B.
“Environmental Notice” has the meaning ascribed to such term in Section 11.06.A.
“Environmental Obligation” has the meaning ascribed to such term in Section 11.06.A.
“Existing CC&Rs” has the meaning ascribed to such term in Section 8.02.A.
“FF&E” means furniture, fixtures and equipment, including without limitation: furnishings, fixtures, decorative items, signage, audio‑visual equipment, kitchen equipment and appliances, cabinetry, laundry equipment, housekeeping equipment, telecommunications systems, security systems and front desk and back‑of‑the house computer equipment; provided, however, that the term “FF&E” shall not include Fixed Asset Supplies or software.
“FF&E Reserve Account” has the meaning ascribed to such term in Section 5.04.A.
“FF&E Reserve Deposit” means, for each Year or portion thereof, an amount equal to five percent (5%) of Gross Revenues.
“FF&E Reserves” has the meaning ascribed to such term in Section 5.04.A
“Final Statement” has the meaning ascribed to such term in Section 11.09.A.
“Fixed Asset Supplies” means items included within “Operating Equipment” under the Uniform System of Accounts that may be consumed in the operation of the Hotel or are not capitalized, including linen, china, glassware, tableware, uniforms, and similar items used in the operation of the Hotel.
“Future CC&Rs” has the meaning ascribed to such term in Section 8.02.A.
“GAAP” means generally accepted accounting principles, consistently applied.
“Government Agencies” means any court, agency, authority, board (including, without limitation, environmental protection, planning and zoning), bureau, commission, department, office or instrumentality of any nature whatsoever of any governmental or quasi-governmental unit of the United States or the State or any county or any political subdivision of any of the foregoing, whether now or hereafter in existence, having jurisdiction over Owner, Landlord or the Hotel.
“Gross Revenues” means for any period, all revenues and receipts of every kind derived from operating the Hotel and all departments and parts thereof during such period, including: income (from both cash and credit transactions) after deductions for bad debts and discounts for prompt cash payments and refunds from rental of Guest Rooms and other spaces at the Hotel, telephone charges, stores, offices, exhibit or sales space of every kind; license, lease and concession fees and rentals (not including gross receipts of licensees, lessees and concessionaires); income from vending machines; income from parking; health club membership fees; food and beverage sales; wholesale and retail sales of merchandise; service charges; and proceeds, if any, from business interruption or other loss of income insurance; provided, however, that Gross Revenues shall not include the following: gratuities to employees of the Hotel; federal, state or municipal excise, sales or use taxes or any other taxes collected directly from patrons or guests or included as part of the sales price of any goods or services; proceeds from the sale of FF&E; interest received or accrued with respect to the funds in the operating accounts of the Hotel; any refunds, rebates, discounts and credits of a similar nature, given, paid or returned in the course of obtaining Gross Revenues or components thereof; insurance proceeds (other than proceeds from business interruption or other loss of income insurance); condemnation proceeds (other than for a temporary taking); or any proceeds from any Sale of the Hotel or from the refinancing of any debt encumbering the Hotel but excluding amounts expressly stated in this Agreement not to be included in Gross Revenues.
“Gross Room Revenues” means all Gross Revenues attributable to or payable for rental of Guest Rooms, after deductions for bad debts and discounts for prompt cash payments and refunds from rental of Guest Rooms, including, without limitation, all credit transactions, whether or not collected, but excluding (i) any sales or room taxes collected by Manager for transmittal to the appropriate taxing authority, and (ii) any revenues from sales or rentals of ancillary goods, such as VCR rentals, telephone income and fireplace log sales and sales from in-room service bars. Gross Room Revenues shall also include the proceeds from any business interruption insurance or other loss of income insurance. Gross Room Revenues shall be accounted for in accordance with the Uniform System of Accounts.
“Guest Room” means a lodging unit in the Hotel.
“Hazardous Substances” means any substance:

(i)the presence of which requires or may hereafter require notification, investigation or remediation under any federal, state or local statute, regulation, rule, ordinance, order, action or policy; or
(ii)which is or becomes defined as a “hazardous waste”, “hazardous material”, or “hazardous substance”, “dangerous waster”, “pollutant” or “contaminant” or term of similar import under any present or future federal, state or local statute, regulation, rule or ordinance or amendments thereto including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. et seq.) and the Resource Conservation and Recovery Act (42 U.S.C. section 6901 et seq.) and the regulations promulgated thereunder; or
(iii)which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is or becomes regulated by any governmental authority, agency, department, commission, board, agency or instrumentality of the United States, any state of the United States, or any political subdivision thereof; or
(iv)the presence of which at the Hotel causes or materially threatens to cause an unlawful nuisance upon the Hotel or to adjacent properties or poses or materially threatens to pose a hazard to the Hotel or to the health or safety of persons on or about the Hotel; or
(v)without limitation, which is or contains gasoline, diesel fuel or other petroleum hydrocarbons or volatile organic compounds; or
(vi)without limitation, which is or contains polychlorinated biphenyls (PCBs), asbestos or urea formaldehyde foam insulation; or
(vii)without limitation, which contains or emits radioactive particles, waves or material; or
(viii)without limitation, constitutes materials which are now or may hereafter be listed as medical waste pursuant to the Medical Waste Tracking Act of 1988, or analogous state or local laws or regulations or guidelines promulgated thereunder.
“Hotel” means the Site together with the Building and all other improvements constructed or to be constructed on the Site, and all FF&E installed or located on the Site or in the Building, and all easements or other Owner rights thereto owned by Landlord together with, for purposes of this Agreement, all office equipment, telephone equipment, motor vehicles, and other equipment leased by Owner, Fixed Asset Supplies and Inventories at the Hotel.
“Initial Effective Date” has the meaning ascribed to such term in the Recitals.
“Initial Term” has the meaning ascribed to such term in Section 2.01.A.
“Interest Rate” means an annual rate of 9%, but not higher than the highest rate permitted by law.
“Immediate Family Member” of an individual means any lineal descendant of such individual (including descendants by adoption), the spouse of any such lineal descendant, the estate of such individual or of his or her lineal descendants, or a trust for the principal benefit of one or more of such individual or of his or her lineal descendants (including a trust the principal beneficiary of which is another trust for the principal benefit of one or more such Persons).
“Impositions” has the meaning ascribed to such term in the Lease but shall not include:

1.
Special assessments (regardless of when due or whether they are paid as a lump sum or in installments over time) imposed because of facilities which are constructed by or on behalf of the assessing jurisdiction (for example, roads, sidewalks, sewers, culverts, etc.) which directly benefit the Hotel (regardless of whether or not they also benefit other buildings), which assessments shall be treated as capital costs of construction and not as Deductions; and

2.
Impact fees (regardless of when due or whether they are paid as a lump sum or in installments over time) which are required as a condition to the issuance of site plan approval, zoning variances or building permits, which impact fees shall be treated as capital costs of construction and not as Deductions.

“Incentive Management Fee” means, for each Year or portion thereof, an amount equal to twenty percent (20%) of Operating Profit remaining after deducting amounts paid or payable in respect of Owner’s Priority, Reimbursable Advances and the FF&E Reserve Deposit for such Year or portion thereof.
“Insurance Requirements” means all terms of any insurance policy required by this Agreement and all requirements of the issuer of any such policy and all orders, rules and regulations and any other requirements of the National Board of Fire Underwriters (or any other body exercising similar functions) binding upon the Hotel.
“Inventories” means “Inventories” as defined in the Uniform System of Accounts, including provisions in storerooms, refrigerators, pantries and kitchens; beverages in wine cellars and bars; other merchandise intended for sale; fuel; mechanical supplies; stationery; and other expensed supplies and similar items.
“Invested Capital” means an amount equal to $49,183,633, increased by the sum of any amounts paid after the Effective Date by (a) Landlord pursuant to Sections 5.1.2(b), 10.2.3 or 11.2 of the Lease or, (b) Owner pursuant to Section 5.05 or pursuant to Section 6.04 or Section 6.07 in excess of the insurance proceeds or Award, as the case may be.
“Landlord” has the meaning ascribed to such term in the Recitals or shall mean, as of any date, the landlord under the Lease as of such date.
“Lease” means the Amended and Restated Lease Agreement between Landlord and Owner, among others, dated as of February 27, 2020, as amended from time to time, and any replacement lease(s) of the Hotel by the fee owner thereof.
“Legal Requirements” means all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions affecting the Hotel or the maintenance, construction, alteration or operation thereof, whether now or hereafter enacted or in existence, including, without limitation, (a) all permits, licenses, authorizations, certificates and regulations necessary to operate the Hotel, and (b) all covenants, agreements, restrictions and encumbrances contained in any instruments at any time in force affecting the Hotel which either (i) do not require the approval of Manager, or (ii) have been approved by Manager as required hereby, including those which may (A) require material repairs, modifications or alterations in or to the Hotel or (B) in any way materially and adversely affect the use and enjoyment thereof, but excluding any requirements under Sections 11.26, 11.27 or 11.28, and (c) all valid and lawful requirements of Government Agencies or pertaining to reporting, licensing, permitting, investigation, remediation and removal of underground improvements (including, without limitation, treatment or storage tanks, or water, gas or oil wells), or emissions, discharges, releases or threatened releases of Hazardous Substances, chemical substances, pesticides, petroleum or petroleum products, pollutants, contaminants or hazardous or toxic substances, materials or wastes whether solid, liquid or gaseous in nature, into the environment, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances, underground improvements (including, without limitation, treatment or storage tanks, or water, gas or oil wells), or pollutants, contaminants or hazardous or toxic substances, materials or wastes, whether solid, liquid of gaseous in nature.

“Loyalty Program” means the Sonesta Travel Pass loyalty program or such replacement or successor “frequent stay” reward program as Manager may employ in the future for the hotels in the System.
“Loyalty Program Fee” means an amount assessed based on defined costs associated with the Loyalty Program, not greater than one percent (1%) of Gross Revenues or such greater amount otherwise mutually agreed upon between Owner and Manager.
“Major Renovation” means a renovation, repair or restoration of the Hotel which impacts guest room availability or the use of public, function and outlet space so significantly that Owner and Manager agree it is a major renovation.
“Manager” has the meaning ascribed to such term in the Preamble hereto or shall mean any successor or permitted assign, as applicable.
“Manager Event of Default” has the meaning ascribed to such term in Section 9.01.
“Marketing Programs” means advertising, marketing, promotional and public relations programs and campaigns including so-called “frequent stay” rewards program which are intended for the benefit of all hotels in the System.
“Marketing Program Fee” means an amount equal to one percent (1%) of Gross Revenues or an amount otherwise mutually agreed upon between Owner and Manager.
“Monthly Statement” has the meaning ascribed to such term in Section 4.01.A.
“Mortgage” means any mortgage indebtedness obtained by Landlord to finance the Hotel, and may take the form of a mortgage, deed of trust or security document customarily in use in the State.
“Mortgagee” means the holder of any Mortgage.
“Officer’s Certificate” means a certificate executed by an officer of Manager which certifies that with respect to the Annual Operating Statement delivered under Section 4.01.B, the accompanying statement has been properly prepared in accordance with GAAP and fairly presents the financial operations of the Hotel.
“Operating Loss” means a negative Operating Profit for the Hotel.
“Operating Profit” means the excess of Gross Revenues over the following expenses incurred by Manager in accordance with the Operating Standards and the terms of this Agreement, on behalf of Owner, in operating the Hotel:

1.
the cost of sales, including, without limitation, compensation, fringe benefits, payroll taxes and other costs related to Hotel employees (the foregoing costs shall not include salaries and other employee costs of executive personnel of Manager who do not work at the Hotel on a regular basis; except that the foregoing costs shall include the allocable portion of the salary and other employee costs of any general manager or other supervisory personnel assigned to a “cluster” of hotels which includes the Hotel);

2.
departmental expenses incurred at departments within the Hotel; administrative and general expenses; the cost of marketing incurred by the Hotel; advertising and business promotion incurred by the Hotel;

3.	routine repairs, maintenance and minor alterations under Section 5.02;

4.	all charges for electricity, power, gas, oil, water and other utilities consumed in the operation of the Hotel;

5.the cost of Inventories and Fixed Asset Supplies consumed in the operation of the Hotel;
6.lease payments for equipment and other personal property reasonably necessary for the operation of the Hotel and any ground lease payments;
7.a reasonable reserve for uncollectible accounts receivable as determined by Manager;
8.all costs and fees of independent professionals or other third parties who are retained by Manager to perform services required or permitted hereunder;
9.all costs and fees of technical consultants and operational experts who are retained or employed by Manager and/or Affiliates of Manager for specialized services (including, without limitation, quality assurance inspectors) and the cost of attendance by employees of the Hotel at training and manpower development programs sponsored by Manager;
10.the Base Management Fee, Reservations Fee and Systems Fee;
11.insurance costs and expenses for coverage required to be maintained under Section 6.01;
12.taxes, if any, payable by or assessed against Manager related to this Agreement or to Manager’s operation of the Hotel (exclusive of Manager’s income taxes) and all Impositions;
13.the Marketing Program Fee and the Loyalty Program Fee;
14.the Hotel’s share of the costs and expenses of participating in programs and activities prescribed for members of the System (including those central or regional services set forth in Section 1.03) to the extent such costs are not paid pursuant to a Marketing Program;
15.the costs of commercially reasonable efforts of causing the Hotel to be in compliance with each and every provision of the Lease (regardless of whether or not such compliance is a requirement of this Agreement);
16.such other costs and expenses incurred by Manager to comply with Legal Requirements and Insurance Requirements or are otherwise reasonably necessary for the proper and efficient operation of the Hotel; and
17.such other costs and expenses paid to Owner or Landlord pursuant to the Lease or this Agreement, if such costs and expenses would have been a Deduction if paid directly by Manager to a third person in respect of the Hotel, (the items above collectively, “Deductions”).
Deductions shall not include (a) payments with respect to items for which Manager has agreed to be liable at its own cost and expense in this Agreement or under any other agreement between Manager and Owner including indemnities, (b) debt service payments pursuant to any Mortgage, (c) payments pursuant to equipment leases or other forms of financing obtained by Owner for the FF&E located in or connected with the Hotel, both of which shall be paid or caused to be paid by Owner, (d) rent payable under the Lease, (e) any reimbursement to Manager for advances Manager makes with respect to the Hotel as permitted hereunder, (f) the Incentive Management Fee, (g) the Procurement and Construction Supervision Fee or, (h) any item specifically stated not to be a Deduction.
“Operating Standards” has the meaning ascribed to such term in Section 1.02.A.
“Overdue Rate” means an annual rate of 12% but not higher than the highest rate permitted by law.
“Owner” has the meaning ascribed to such term in the Preamble or shall mean any successor or permitted assignee, as applicable.

“Owner Advances” has the meaning ascribed to such term in Section 3.02.D.
“Owner Event of Default” has the meaning ascribed to such term in Section 9.03.
“Owner Operating Loss Advance(s)” has the meaning ascribed to such term in Section 4.06.
“Owner’s Personal Property” means all motor vehicles, consumable inventories and supplies, furniture, furnishings, movable walls and partitions, equipment and machinery and all other tangible personal property of Owner, if any, acquired by Owner on and after the date hereof and located at the Hotel or used in Owner’s business at the Hotel, and all modifications, replacements, alterations and additions to such personal property.
“Owner’s Priority” means, for each Year or portion thereof, an amount equal to eight percent (8%) of Invested Capital.
“Owner’s Residual Payment” with respect to each Year or portion thereof, an amount equal to Operating Profit remaining after deducting amounts paid or payable in respect of Owner’s Priority, Reimbursable Advances, the FF&E Reserve Deposit and the Incentive Management Fee for such Year.
“Owner Working Capital Advances” means the aggregate of all funds remitted by Owner to Manager as Additional Working Capital.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company partnership or other entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such Person where the context so permits.
“Prior Management Agreement” has the meaning ascribed to such term in the Recitals.
“Procurement and Construction Supervision Fee” means an amount equal to three percent (3%) of all third party costs of capital expenditures under Sections 5.05, 6.04 and 6.07.
“Reimbursable Advances” means the amounts paid or payable in respect of Section 3.02.D.
“Renewal Term(s)” has the meaning ascribed to such term in Section 2.01.A.
“Reservation Fee” means one and one-half percent (1.5%) of Gross Room Revenues.
“RMR” has the meaning ascribed to such term in Section 11.17.
“Rules” has the meaning ascribed to such term in Section 11.17.
“Sale of the Hotel” means any sale, assignment, transfer or other disposition, for value or otherwise, voluntary or involuntary, of Owner’s leasehold title to the Hotel or Landlord’s fee title to the Hotel, as the case may be. For purposes of this Agreement, a Sale of the Hotel shall also include a lease (or sublease) of all or substantially all of Owner’s leasehold interest in the Hotel and any sale, assignment, transfer or other disposition, for value or otherwise, voluntary or involuntary, in a single transaction or a series of transactions, of the Controlling Interest in Owner or Landlord, but shall not include any conveyance which results in SVC continuing to hold a Controlling Interest in the transferee.
“SEC” means the United States Securities and Exchange Commission.
“Site” has the meaning ascribed to such term in Section A of the Recitals.
“Sonesta” means Sonesta International Hotels Corporation, a Maryland corporation.
“Sonesta Holdco” means Sonesta Holdco Corporation, a Maryland corporation, Sonesta’s parent.
“Specially Designated National or Blocked Person” means (a) a person designated by the U.S. Department of Treasury’s Office of Foreign Assets Control, or other governmental entity, from time to time as a “specially designated national or blocked person” or similar status, (b) a person described in Section 1 of U.S. Executive Order 13224 issued on September 23, 2001, or (c) a person otherwise identified by government or legal authority as a person with whom Manager or its Affiliates are prohibited from transacting business. Currently, a listing of such designations and the text of the Executive Order are published under the internet website address www.ustreas.gov/offices/enforcement/ofac.
“State” means the state in which the Hotel is located.
“Stockholders Agreement” means that certain Stockholders Agreement dated as of February 27, 2020 by and among Sonesta Holdco, SVC and certain other stockholders of Sonesta Holdco.
“Subordination Agreement” has the meaning ascribed to such term in Section 8.04.
“Subsequent Holder” has the meaning ascribed to such term in Section 8.04.
“System” means all hotels which are operated under the Trade Names.
“SVC” means Service Properties Trust.
“System Fee” mean during any Year, an amount equal to one and one-half percent (1.5%) of Gross Revenues.
“System Standards” means the physical standards (for example, quality of the Building, FF&E, and Fixed Asset Supplies, frequency of FF&E replacements, etc.); each of such standards shall be the standard which is generally prevailing or in the process of being implemented at other hotels in the System, on a fair and consistent basis with other hotels in the System; provided, however, that if the market area or the physical peculiarities of the Hotel warrant, in the reasonable judgment of Manager, a deviation from such standards shall be permitted.
“Tested Year” means any full Year that commenced at least eighteen (18) months following the Initial Effective Date but excluding any Year in which the Hotel was undergoing Major Renovation and any Year which commenced less than twelve (12) months following substantial completion of such Major Renovation.
“Term” has the meaning ascribed to such term in Section 2.01.A.
“Termination Fee” means, an amount equal to the present value of the payments that would have been made to Manager between the date of termination and the scheduled expiration date of the Term (including any Renewal Terms) as Base Management Fee, Reservation Fee, System Fee and the Incentive Management Fee if this Agreement had not been terminated, calculated based upon the average of each of such fees earned in each of the three (3) calendar years ended prior to the date of termination, discounted at an annual rate equal to the Discount Rate.
“Trade Names” has the meaning ascribed to such term in Section 11.10.
“Uniform System of Accounts” means the Uniform System of Accounts for the Lodging Industry, Tenth Revised Edition, 2006, as published by the American Hotel & Lodging Educational Institute, as revised from time to time to the extent such revision has been or is in the process of being generally implemented within the System.
“Unsuitable for Its Permitted Use” means a state or condition of the Hotel such that (a) following any damage or destruction involving the Hotel, the Hotel cannot be operated in the good faith judgment of Manager on a commercially practicable basis and it cannot reasonably be expected to be restored to substantially the same condition as existed immediately before such damage or destruction, within nine (9) months following such damage or destruction or such shorter period of time as to which business interruption insurance is available to cover rent and other costs related to the Hotel following such damage or destruction, or (b) as the result of a partial Condemnation, the Hotel cannot be operated, in the good faith judgment of Manager on a commercially practicable basis in light of then existing circumstances.

“Working Capital” means funds that are used in the day‑to‑day operation of the business of the Hotel.
“Year” means the calendar year.
12.02    Construction. The definitions of terms herein shall apply equally to the singular, plural, past, present and future forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in this Agreement shall be construed to refer to this Agreement in its entirety and not to any particular provision thereof, (iv) all references in this Agreement to Articles, Sections and Exhibits shall be construed to refer to Articles and Sections of, and Exhibits to, this Agreement, and (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time. Any titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the text of this Agreement.

[SIGNATURES BEGIN ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal as of the day and year first written above.
Sonesta International Hotels Corporation

By:    /s/ Carlos R. Flores
Carlos R. Flores
President and Chief Executive Officer

Cambridge TRS, Inc.

By:    /s/ John G. Murray
John G. Murray
President and Chief Executive Officer

Landlord, in consideration of the obligations of Manager and Owner under the within Agreement, joins to evidence its agreement to be bound by the terms of Sections 4.01.C, 4.02.B, 5.04, 5.05, 5.06.D, Article VI, 8.01, 8.02, 8.04, 10.02, 10.03, 11.07, 11.17, 11.18 and 11.20, to the extent applicable to it.

HPT IHG-2 Properties Trust

By:    /s/ John G. Murray
John G. Murray
President and Chief Executive Officer

EXHIBIT A
THE SITE
The real property located at 130 Shipyard Drive, Hilton Head, SC.

Schedule to Exhibit 10.4

There are 14 amended and restated management agreements with Sonesta International Hotels Corporation and its subsidiaries, or Sonesta, for hotels which we and Sonesta have designated as Non-Sale Hotels, a representative form of which is filed as Exhibit 10.4 to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 and which is incorporated herein by reference. The other 13 amended and restated management agreements, with the respective parties and applicable to the respective hotels listed below, are substantially identical in all material respects to the representative form of amended and restated management agreement.

Owner	Hotel	Landlord	Date of A&R Agreement	Date of Original Agreement	Invested Capital Amount
Cambridge TRS, Inc.	Royal Sonesta Cambridge 40 Edwin H. Land Boulevard Cambridge, MA 02142	HPT Cambridge LLC	February 27, 2020	January 31, 2012	$126,959,764

Cambridge TRS, Inc.	Royal Sonesta New Orleans 300 Bourbon Street New Orleans, LA	Royal Sonesta, Inc.	February 27, 2020	January 31, 2012	$175,587,184

Cambridge TRS, Inc.	Sonesta Hilton Head	HPT IHG-2 Properties Trust	February 27, 2020	April 23, 2012	$49,183,633

Cambridge TRS, Inc.	Royal Sonesta Harbor Court Baltimore 550 Light Street Baltimore, MD	Harbor Court Associates, LLC	February 27, 2020	May 31, 2012	$19,055,410

Cambridge TRS, Inc.	Sonesta Hotel Philadelphia 1800 Market Street Philadelphia, PA	HPT IHG-2 Properties Trust	February 27, 2020	June 18, 2012	$53,048,590

Cambridge TRS, Inc.	Sonesta ES Suites Orlando 8480 International Drive, Orlando, FL	HPT IHG-2 Properties Trust	February 27, 2020	July 6, 2012	$22,083,200

Cambridge TRS, Inc.	Royal Sonesta Houston Hotel 2222 West Loop South Houston, TX	HPT IHG-2 Properties Trust	February 27, 2020	July 16, 2012	$32,995,868

Cambridge TRS, Inc.	Sonesta Fort Lauderdale 999 North Fort Lauderdale Beach Boulevard Fort Lauderdale, FL	HPT IHG-2 Properties Trust	February 27, 2020	May 30, 2014	$42,173,235

Cambridge TRS, Inc.	Sonesta Silicon Valley 1820 Barber Lane Milpitas, CA	HPT IHG-2 Properties Trust	February 27, 2020	December 5, 2016	$44,911,454

Cambridge TRS, Inc.	Royal Sonesta Chase Park Plaza 212-232 Kingshighway Boulevard St. Louis, MO	HPT IHG-2 Properties Trust	February 27, 2020	June 2, 2017	$64,693,612

HPT Clift TRS LLC	The Clift Royal Sonesta Hotel 495 Geary Street San Francisco, CA	HPT Geary Properties Trust	February 27, 2020	May 8, 2018	$129,855,252

Cambridge TRS, Inc.	Sonesta Suites Scottsdale 7300 East Gainey Suites Drive, Scottsdale, AZ	HPT IHG-2 Properties Trust	February 27, 2020	October 30, 2018	$23,500,000

Cambridge TRS, Inc.	The Sonesta Irvine 17941 Von Karman Avenue Irvine, CA	HPT IHG-2 Properties Trust	February 27, 2020	November 1, 2019	$28,949,774

HPT Wacker Drive TRS LLC	The Royal Sonesta Chicago 71 East Wacker Drive Chicago, IL	HPT IHG-2 Properties Trust	February 27, 2020	November 1, 2019	$49,663,055

1. Sonesta ES Suites Orlando’s applicable management agreement provides that (i) the base management fee Sonesta earns is three percent (3%) of applicable gross revenues and (ii) an advance was made to Sonesta, for working capital, on the effective date in an amount equal to $750 multiplied by the number of guests rooms in such hotel, and on the date of the agreement an additional $250 multiplied by the number of guest rooms in such hotel.
2. Sonesta Suites Scottsdale’s applicable management agreement provides that (i) the base management fee Sonesta earns is three percent (3%) of applicable gross revenues and (ii) an advance was made to Sonesta, for working capital, on the effective date in an amount equal to $750 multiplied by the number of guests rooms in such hotel, and on the date of the agreement an additional $250 multiplied by the number of guest rooms in such hotel.